Exhibit 99.1

MPG OFFICE TRUST, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
MPG Office Trust, Inc.:

We have audited the accompanying consolidated balance sheets of MPG Office Trust, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income/(loss), deficit, and cash flows for each of the years in the three‑year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MPG Office Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Los Angeles, California
March 15, 2013, except as to notes 5,
10, 11 (Dispositions and Discontinued
Operations), 17, 18, and 21, which are
as of June 12, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
MPG Office Trust, Inc.:

We have audited MPG Office Trust, Inc.’s (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, MPG Office Trust, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income/(loss), deficit, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated March 15, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Los Angeles, California
March 15, 2013

MPG OFFICE TRUST, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(In thousands, except share amounts)

ASSETS
Investments in real estate:
Land	$186,196	$248,835
Acquired ground leases	—	55,801
Buildings and improvements	1,239,069	1,930,516
Land held for development	45,155	63,938
Tenant improvements	237,118	285,700
Furniture, fixtures and equipment	2,032	2,190
	1,709,570	2,586,980
Less: accumulated depreciation	(541,614)	(659,408)
Investments in real estate, net	1,167,956	1,927,572

Cash and cash equivalents	151,664	117,969
Restricted cash	40,810	74,387
Rents and other receivables, net	1,037	4,796
Deferred rents	45,834	54,663
Deferred leasing costs and value of in-place leases, net	50,470	71,696
Deferred loan costs, net	6,777	10,056
Other assets	2,311	7,252
Assets associated with real estate held for sale	—	14,000
Total assets	$1,466,859	$2,282,391

LIABILITIES AND DEFICIT
Liabilities:
Mortgage loans	$1,949,739	$3,045,995
Accounts payable and other liabilities	30,313	140,212
Acquired below-market leases, net	5,129	24,110
Total liabilities	1,985,181	3,210,317

Deficit:
Stockholders’ Deficit:
7.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value, $25.00 liquidation preference, 50,000,000 shares authorized; 9,730,370 shares issued and outstanding as of December 31, 2012 and 2011	97	97
Common stock, $0.01 par value, 100,000,000 shares authorized; 57,199,596 and 50,752,941 shares issued and outstanding as of December 31, 2012 and 2011, respectively	572	508
Additional paid-in capital	608,588	703,436
Accumulated deficit and dividends	(1,121,667)	(1,504,759)
Accumulated other comprehensive income (loss)	542	(15,166)
Total stockholders’ deficit	(511,868)	(815,884)
Noncontrolling Interests:
Accumulated deficit and dividends	(6,454)	(118,049)
Accumulated other comprehensive income	—	6,007
Total noncontrolling interests	(6,454)	(112,042)
Total deficit	(518,322)	(927,926)
Total liabilities and deficit	$1,466,859	$2,282,391

See accompanying notes to consolidated financial statements.

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands, except share and per share amounts)
Revenue:
Rental	$105,288	$115,715	$117,715
Tenant reimbursements	52,312	54,974	55,840
Parking	22,704	22,760	23,323
Management, leasing and development services	2,412	6,811	4,669
Interest and other	15,241	1,883	766
Total revenue	197,957	202,143	202,313
Expenses:
Rental property operating and maintenance	45,004	44,008	43,945
Real estate taxes	15,908	15,853	15,411
Parking	6,069	6,241	6,855
General and administrative	24,336	24,166	23,103
Other expense	5,014	2,137	1,546
Depreciation and amortization	49,983	53,636	55,868
Impairment of long-lived assets	2,121	—	—
Interest	99,261	105,190	107,333
Loss from early extinguishment of debt	—	164	—
Total expenses	247,696	251,395	254,061
Loss from continuing operations before equity in net income of unconsolidated joint venture, gain on sale of interest in unconsolidated joint venture and gain on sale of real estate	(49,739)	(49,252)	(51,748)
Equity in net income of unconsolidated joint venture	14,341	74	905
Gain on sale of interest in unconsolidated joint venture	50,051	—	—
Gain on sale of real estate	—	—	16,591
Income (loss) from continuing operations	14,653	(49,178)	(34,252)

Discontinued Operations:
Loss from discontinued operations before gains on settlement of debt and sale of real estate	(58,678)	(116,819)	(334,504)
Gains on settlement of debt	333,201	190,380	156,129
Gains on sale of real estate	106,942	73,844	14,689
Income (loss) from discontinued operations	381,465	147,405	(163,686)

Net income (loss)	396,118	98,227	(197,938)
Net (income) loss attributable to common units of the Operating Partnership	(11,864)	(9,208)	25,926
Net income (loss) attributable to MPG Office Trust, Inc.	384,254	89,019	(172,012)
Preferred stock dividends	(18,550)	(18,806)	(19,064)
Preferred stock redemption discount	—	2,780	—
Net income (loss) available to common stockholders	$365,704	$72,993	$(191,076)

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (continued)

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands, except share and per share amounts)
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$(1.16)	$(0.96)
Income (loss) from discontinued operations	6.80	2.63	(2.96)
Net income (loss) available to common stockholders per share – basic	$6.77	$1.47	$(3.92)
Weighted average number of common shares outstanding – basic	54,043,655	49,682,202	48,770,326

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$(1.16)	$(0.96)
Income (loss) from discontinued operations	6.74	2.63	(2.96)
Net income (loss) available to common stockholders per share – diluted	$6.71	$1.47	$(3.92)
Weighted average number of common and common equivalent shares – diluted	54,531,562	49,682,202	48,770,326

Amounts attributable to MPG Office Trust, Inc.:
Income (loss) from continuing operations	$16,812	$(41,401)	$(27,819)
Income (loss) from discontinued operations	367,442	130,420	(144,193)
	$384,254	$89,019	$(172,012)

See accompanying notes to consolidated financial statements.

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands)
Net income (loss)	$396,118	$98,227	$(197,938)

Other comprehensive income:
Derivative transactions:
Derivative holding gains, net	13,325	20,443	7,788
Reclassification adjustments included in net income (loss)	(1,450)	(4,750)	365
Other comprehensive income	11,875	15,693	8,153

Comprehensive income (loss)	407,993	113,920	(189,785)
Comprehensive (income) loss attributable to common units of the Operating Partnership	(13,909)	(13,139)	22,665
Comprehensive income (loss) attributable to MPG Office Trust, Inc.	$394,084	$100,781	$(167,120)

See accompanying notes to consolidated financial statements.

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF DEFICIT

	Number of Shares		Preferred Stock	Common Stock	Additional Paid-in Capital	Accumu-lated Deficit and Dividends	Accumu- lated Other Compre- hensive Income/(Loss)	Non- controlling Interests	Total Deficit
	Preferred Stock	Common Stock
	(In thousands, except share amounts)

Balance, Dec. 31, 2009	10,000,000	47,964,605	$100	$480	$701,781	$(1,420,092)	$(36,289)	$(102,957)	$(856,977)
Net loss						(172,012)		(25,926)	(197,938)
Adjustment for preferred dividends not declared						(2,303)		2,303	—
Other comprehensive income							7,195	958	8,153
Share-based compensation		859,171		8	967				975
Repurchase of common stock		(126,073)		(1)	266				265
Redemption of common units of the Operating Partnership		227,796		2	(458)		15	441	—
Balance, Dec. 31, 2010	10,000,000	48,925,499	100	489	702,556	(1,594,407)	(29,079)	(125,181)	(1,045,522)
Net income						89,019		9,208	98,227
Adjustment for preferred dividends not declared						(2,151)		2,151	—
Other comprehensive income							13,913	1,780	15,693
Share-based compensation		775,609		8	4,414				4,422
Repurchase of common stock		(338,745)		(3)	(743)				(746)
Exchange of preferred stock	(269,630)	1,390,578	(3)	14	(2,791)	2,780			—
Balance, Dec. 31, 2011	9,730,370	50,752,941	97	508	703,436	(1,504,759)	(15,166)	(112,042)	(927,926)
Net income						384,254		11,864	396,118
Adjustment for preferred dividends not declared						(1,162)		1,162	—
Other comprehensive income							10,992	883	11,875
Share-based compensation		297,912		2	1,922				1,924
Repurchase of common stock		(127,508)		(1)	(312)				(313)
Redemption of common units of the Operating Partnership		6,276,251		63	(96,458)		4,716	91,679	—
Balance, Dec. 31, 2012	9,730,370	57,199,596	$97	$572	$608,588	$(1,121,667)	$542	$(6,454)	$(518,322)

See accompanying notes to consolidated financial statements.

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$396,118	$98,227	$(197,938)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities (including discontinued operations):
Equity in net income of unconsolidated joint venture	(14,341)	(74)	(905)
Gain on sale of interest in unconsolidated joint venture	(50,051)	—	—
Depreciation and amortization	78,325	103,179	128,351
Impairment of long-lived assets	2,121	23,218	233,399
Gains on settlement of debt	(333,201)	(190,380)	(156,129)
Gains on sale of real estate	(106,942)	(73,844)	(31,280)
Loss from early extinguishment of debt	—	399	485
Deferred rent expense	1,556	2,068	2,045
Provision for doubtful accounts	1,161	1,500	2,116
Revenue recognized related to acquired below-market leases, net of acquired above-market leases	(8,012)	(11,636)	(18,333)
Straight line rent	(1,738)	(881)	(4,705)
Compensation cost for share-based awards, net	2,291	4,238	2,106
Amortization of deferred financing costs	4,366	5,237	6,275
Unrealized (gain) loss due to hedge ineffectiveness	(792)	(1,222)	2,200
Changes in assets and liabilities:
Rents and other receivables	(3,975)	(2,570)	(977)
Deferred leasing costs	(5,650)	(8,207)	(15,070)
Other assets	370	3,194	2,152
Accounts payable and other liabilities	44,620	23,497	68,253
Net cash provided by (used in) operating activities	6,226	(24,057)	22,045
Cash flows from investing activities:
Proceeds from sale of interest in unconsolidated joint venture	42,067	—	—
Proceeds from dispositions of real estate	20,950	136,506	331,883
Distributions received from (investment in) unconsolidated joint venture	27,029	(620)	—
Expenditures for improvements to real estate	(14,878)	(11,758)	(20,649)
(Increase) decrease in restricted cash	(10,793)	63,110	6,358
Net cash provided by investing activities	64,375	187,238	317,592
Cash flows from financing activities:
Proceeds from:
Mortgage loans	—	45,000	—
Construction loans	—	—	2,781
Principal payments on:
Mortgage loans	(35,543)	(120,072)	(326,737)
Construction loans	—	—	(50,819)
Unsecured term loan	—	(15,000)	(7,420)
Capital leases	(297)	(522)	(1,146)
Payment of loan costs	(1,071)	(1,449)	(418)
Other financing activities	5	(33)	4
Net cash used in financing activities	(36,906)	(92,076)	(383,755)
Net change in cash and cash equivalents	33,695	71,105	(44,118)
Cash and cash equivalents at beginning of year	117,969	46,864	90,982
Cash and cash equivalents at end of year	$151,664	$117,969	$46,864

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands)
Supplemental disclosure of cash flow information:
Cash paid for interest	$121,848	$188,731	$188,646
Cash paid for income taxes	1,792	1,550	925

Supplemental disclosure of non-cash investing and financing activities:
Mortgage loans and related interest satisfied in connection with foreclosure	$1,067,506	$—	$—
Mortgage loan and related interest satisfied in connection with deed-in-lieu of foreclosure	109,599	—	24,500
Buyer assumption of mortgage loans secured by disposed properties	—	184,665	150,274
Mortgage loan and related interest satisfied in connection with transfer of deed	—	181,083	—
Debt and related interest forgiven by lender	—	123,929	156,129
Increase in fair value of interest rate swap	13,325	20,443	7,788
Fair value of common stock issued in redemption of noncontrolling common units of the Operating Partnership	15,248	—	510
Fair value of common stock issued in redemption of Series A preferred stock	—	4,995	—
Accrual for cash-settled equity awards	386	—	—
Accrual for real estate improvements and purchases of furniture, fixtures, and equipment	—	86	621

See accompanying notes to consolidated financial statements.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Description of Business

As used in these consolidated financial statements and related notes, the terms “MPG Office Trust,” the “Company,” “us,” “we” and “our” refer to MPG Office Trust, Inc. We are a self-administered and self-managed real estate investment trust (“REIT”), and we operate as a REIT for federal income tax purposes. We are the largest owner and operator of Class A office properties in the Los Angeles Central Business District (“LACBD”).

Through our controlling interest in MPG Office, L.P. (the “Operating Partnership”), of which we are the sole general partner and hold an approximate 99.7% interest, and the subsidiaries of the Operating Partnership, including MPG TRS Holdings II, Inc. and MPG Office Trust Services, Inc. and its subsidiaries (collectively known as the “Services Companies”), we own, manage and lease real estate located primarily in the greater Los Angeles area of California. This real estate primarily consists of office properties, parking garages and land parcels.

As of December 31, 2012, the Operating Partnership indirectly owns six office properties, and on- and off-site parking garages (the “Total Portfolio”). We hold an approximate 99.7% interest in the Operating Partnership, and therefore do not completely own the Total Portfolio. The aggregate square footage of the Total Portfolio has not been reduced to reflect our limited partners’ 0.3% share of the Operating Partnership.

As of December 31, 2012, the Total Portfolio included the following:

•	Five office properties located in the LACBD totaling 6.4 million square feet that were 78.4% leased;

•	One office property located in Pasadena, California totaling 0.2 million square feet that was 100.0% leased; and

•	Parking garages located in the LACBD totaling 2.6 million square feet, which accommodate 8,057 vehicles.

We directly manage the properties in the Total Portfolio through the Operating Partnership and/or the Services Companies. We receive income primarily from rental revenue (including tenant reimbursements) from our office properties, and to a lesser extent, from our parking garages.

On April 24, 2013, the Company and the Operating Partnership entered into a definitive merger agreement pursuant to which a newly formed fund controlled by Brookfield Office Properties Inc. (“Brookfield”) agreed to acquire the Company. The merger is expected to close in the third quarter of 2013. The completion of the merger transaction is subject to approval of the Company’s common stockholders, receipt of certain consents from the Company’s lenders and other customary closing conditions. See Note 21 “Subsequent Events.”

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of MPG Office Trust, Inc., the Operating Partnership and the wholly owned subsidiaries of the Operating Partnership. All majority-owned subsidiaries are consolidated and included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts in the consolidated statements of operations for prior periods have been reclassified to reflect the activity of discontinued operations.

Effective December 31, 2012, we adopted the provisions of Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires an entity to present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. We elected to present this information as a single note to the financial statements. See Note 8 “Accumulated Other Comprehensive Income (Loss).” The adoption had no impact on our previously reported earnings or earnings per share.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could ultimately differ from those estimates.

Liquidity

Our business requires continued access to adequate cash to fund our liquidity needs. Over the last several years, we have maintained our liquidity position through secured debt financings, cash-generating asset sales and asset dispositions at or below the debt in cooperation with our lenders, as well as reductions in leasing costs, discretionary capital expenditures, property operating expenses, and general and administrative expenses.

The following are our potential sources of liquidity:

•	Unrestricted and restricted cash;

•	Cash generated from operations;

•	Asset dispositions;

•	Proceeds from public or private issuance of debt or equity securities;

•	Cash generated from the contribution of existing assets to joint ventures; and/or

•	Proceeds from additional secured or unsecured debt financings.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

We are working to address challenges to our liquidity position, particularly debt maturities, leasing costs and capital expenditures. We do not currently have committed sources of cash adequate to fund all of our potential needs, including our 2013 debt maturities. If we are unable to raise additional capital or sell assets, we may face challenges in repaying, extending or refinancing our existing debt, including our debt maturities, on favorable terms or at all, and we may be forced to give back assets to the relevant mortgage lenders. While we believe that access to future sources of significant cash will be challenging, we believe that we will have access to some of the liquidity sources identified above and that those sources will be sufficient to meet our near-term liquidity needs. On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. The net proceeds from the transaction are expected to be approximately $103 million, a portion of which may potentially be used to make loan re-balancing payments on our upcoming 2013 debt maturities at KPMG Tower and 777 Tower. See Note 21 “Subsequent Events.”

Future sources of significant cash are essential to our liquidity and financial position, and if we are unable to generate adequate cash from these sources we will have liquidity-related problems and will be exposed to material risks. In addition, our inability to secure adequate sources of liquidity could lead to our eventual insolvency.

Potential Sources of Liquidity—

Asset Dispositions—

During the past several years, we have systematically disposed of assets in order to (1) preserve cash through the disposition of properties with current or projected negative cash flow and/or other potential near-term cash outlay requirements (including debt maturities) and (2) generate cash through the disposition of strategically-identified non-core properties with positive equity value. We may dispose of additional assets in the future in order to generate cash. However, we have a limited number of assets remaining that could be sold to generate net cash proceeds. If we choose to pursue such a disposition, we cannot assure you that such a disposition could be completed in a timely manner or on terms acceptable to us.

Pending Dispositions—

On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off‑site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. The net proceeds from the transaction are expected to be approximately $103 million. See Note 21 “Subsequent Events.”

On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. The net proceeds from the transaction are estimated to be approximately $30 million (after the repayment of debt and closing costs). See Note 21 “Subsequent Events.”

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Proceeds from Additional Secured or Unsecured Debt Financings—

We do not currently have arrangements for any future secured debt financings and do not expect to obtain any secured debt financings in the near term that will generate net cash proceeds. We currently do not believe that we will be able to address challenges to our liquidity position (particularly debt maturities, leasing costs and capital expenditures) through future secured debt financings that generate net cash proceeds. However, we may seek to extend the maturity dates of certain secured debt financing encumbering our properties as they come due. Additionally, we do not believe that we will be able to obtain any significant unsecured debt financings on terms acceptable to us in the near future.

Potential Uses of Liquidity—

The following are the significant potential uses of our cash in the near term:

Payments in Connection with Loans—

Debt Service. As of December 31, 2012, we had $1.9 billion of debt. Our substantial indebtedness requires us to use a material portion of our cash flow to service principal and interest on our debt, which limits the cash flow available for other business expenses and opportunities. The lockbox and cash management arrangements contained in our loan agreements require that substantially all of the income generated by our special purpose property-owning subsidiaries be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our lenders. Cash is distributed to us only after funding of improvement, leasing and maintenance reserves (as applicable) and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. In addition, excess operating cash flow from KPMG Tower is being swept by the lender to fund capital expenditure and leasing reserves and to reduce the principal balance of the mortgage loan. As of December 31, 2012, we had fully funded the $1.5 million capital expenditure reserve and funded $10.0 million into the leasing reserve. During 2012, no excess operating cash flow was applied by the lender to reduce the principal balance of the KPMG Tower mortgage loan.

During 2012, we made debt service payments totaling $113.3 million, and the respective special servicers applied $9.1 million of restricted cash held at the property level to pay contractual interest on the mortgage loans secured by Two California Plaza, 500 Orange Tower and 3800 Chapman (due to the default status of the loans prior to the properties’ dispositions). We made no debt service payments with unrestricted cash during 2012 related to defaulted mortgages subsequent to the applicable default date.

Principal Payment Obligations. As our debt matures, our principal payment obligations present significant future cash requirements. We may not be able to successfully extend, refinance or repay our debt depending upon a number of factors, including property valuations, availability of credit, lending standards and economic conditions. We do not have any committed financing sources available to refinance our debt as it matures.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2012, a summary of our debt maturing in 2013 is as follows (in millions):

KPMG Tower	$365.0
777 Tower	273.0
US Bank Tower (1)	260.0
Principal payable at maturity	$898.0
__________

(1)
On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

Our KPMG Tower mortgage loan matures on October 9, 2013. We do not have a commitment from the lenders to extend the maturity date of this loan. This loan may require a paydown upon extension or refinancing (depending on market conditions), funding of additional reserve amounts, or both. We may use cash on hand, including the expected net proceeds from the sale of US Bank Tower, to make any such payments. If we are unable or unwilling to use cash on hand to make such payments, we may face challenges in repaying, extending or refinancing this loan on favorable terms or at all, and we may be forced to give back the asset to the lenders. We are subject to tax indemnification obligations to Robert F. Maguire III and other contributors with respect to KPMG Tower, and this obligation could be triggered if we dispose of the property in a taxable transaction, including through completion of a foreclosure, prior to June 27, 2013. We do not currently intend to take any actions that would trigger the tax indemnification obligations with respect to KPMG Tower.

Our 777 Tower mortgage loan matures on November 1, 2013. We do not have a commitment from the lender to extend the maturity date of this loan. This loan may require a paydown upon extension or refinancing (depending on market conditions), funding of additional reserve amounts, or both. We may use cash on hand, including the expected net proceeds from the sale of US Bank Tower, to make any such payments. If we are unable or unwilling to use cash on hand to make such payments, we may face challenges in repaying, extending or refinancing this loan on favorable terms or at all, and we may be forced to give back the asset to the lender.

Payments to Extend, Refinance, Modify or Exit Loans. We continue to have limited unrestricted cash. Upcoming debt maturities present cash obligations that the relevant special purpose property‑owning subsidiary obligor may not be able to satisfy. For assets that we do not or cannot dispose of and for which the relevant special purpose property-owning subsidiary is unable or unwilling to fund the resulting obligations, we may seek to extend or refinance the applicable loans or may default upon such loans. Recently, extending or refinancing loans has required principal paydowns, the funding of additional reserve amounts and the payment of certain fees to, and expenses of, the applicable lenders. In addition, lenders may impose cash flow restrictions in connection with refinancings, such as cash flow sweeps and lockboxes. These fees and cash flow restrictions will affect our ability to fund our other uses. The terms of the extensions or refinancings may also include significantly restrictive operational and financial covenants. The default by the relevant special purpose property-owning subsidiary obligor upon any such loans could result in foreclosure of the property.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Investments in Real Estate

Impairment Evaluation—

In accordance with the provisions of the Impairment or Disposal of Long-Lived Assets Subsections of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “FASB Codification”) Topic 360, Property, Plant, and Equipment, we assess whether there has been impairment in the value of our investments in real estate whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We evaluate our investments in real estate for impairment on an asset-by-asset basis. Indicators of potential impairment include the following:

•	Change in strategy resulting in an increased or decreased holding period;

•	Low or declining occupancy levels;

•	Deterioration of the rental market as evidenced by rent decreases over numerous quarters;

•	Properties adjacent to or located in the same submarket as those with recent impairment issues;

•	Significant decrease in market price;

•	Tenant financial problems; and/or

•	Experience of our competitors in the same submarket.

An impairment charge is recorded when the estimated fair value of an asset is less than its carrying value. The estimated fair value of the asset becomes its new cost basis. For a depreciable long‑lived asset, the new cost basis will be depreciated or amortized over the remaining useful life of that asset.

During 2012, we performed impairment analyses of our properties that showed indications of potential impairment based on the indicators described above. As a result of these analyses, one property was written down to its estimated fair value, resulting in a $2.1 million impairment charge recorded as part of continuing operations. See Note 13 “Fair Value Measurements.”

The assessment as to whether our investments in real estate are impaired is highly subjective. The calculations involve management’s best estimate of the holding period, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods and capital requirements for each property. A change in any one or more of these factors could materially impact whether a property is impaired as of any given valuation date.

One of the more significant assumptions is probability weighting whereby management may contemplate more than one holding period in its test for impairment. These scenarios can include long-, intermediate- and short-term holding periods which are probability weighted based on management’s best estimate of the likelihood of such a holding period as of the valuation date. A shift in the probability weighting towards a shorter hold scenario can increase the likelihood of impairment. For example,

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

management may weight the holding period for a specific asset based on a 3-, 5- and 10-year hold with probability weighting of 50%, 20% and 30%, respectively. A change in those holding periods and/or a change in the probability weighting for the specific assets could result in a future impairment. As an example of the sensitivity of these estimates, if the holding period and probability weighting of assets that were being evaluated for Step Two impairment as of December 31, 2012 were changed, there would have been no impairment charge, using a 100% probability weighting of a 10-year hold period, and an approximately $30 million impairment charge, using a 100% probability weighting of a short-term hold period, with all other factors being held constant. Many factors may influence management’s estimate of holding periods, including market conditions, accessibility of capital and credit markets and recent sales activity of properties in the same submarket, our liquidity and net proceeds generated or expected to be generated by asset dispositions or lack thereof, among others. These conditions may change in a relatively short period of time, especially in light of our limited liquidity and the current economic environment.

Based on continuing input from our board of directors and as our business continues to evolve and we work through various alternatives with respect to certain assets, holding periods may be modified and result in additional impairment charges. Continued declines in the market value of commercial real estate also increase the risk of future impairment. As a result, key assumptions used in testing the recoverability of our investments in real estate, particularly with respect to holding periods, can change period-over-period.

Assets Developed—

We capitalize direct project costs that are clearly associated with the development and construction of real estate projects as a component of land held for development in the consolidated balance sheet. Additionally, we capitalize interest and loan fees related to construction loans, real estate taxes, general and administrative expenses that are directly associated with and incremental to our development activities and other costs, including corporate interest, during the pre-development, construction and lease-up phases of real estate projects.

We capitalized $2.2 million of interest expense and $0.3 million of indirect project costs in connection with our development properties during 2010. There were no costs capitalized during 2011 or 2012.

We cease capitalization on development properties when (1) the property has reached stabilization, (2) one year after cessation of major construction activities, or (3) if activities necessary to prepare the property for its intended use have been suspended. For development properties with extended lease-up periods, we cease capitalization and begin depreciation on the portion of the property on which we have begun recognizing revenue.

Discontinued Operations—

The revenue, expenses, impairment and/or gain on sale of operating properties that meet the applicable criteria are reported as discontinued operations in the consolidated statement of operations from the date the property was acquired or placed in service through the date of disposition. A gain on sale, if any, is recognized in the period the property is disposed.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In determining whether to report the results of operations, impairment and/or gain on sale of operating properties as discontinued operations, we evaluate whether we have any significant continuing involvement in the operations, leasing or management of the property after disposition. If we determine that we have significant continuing involvement after disposition, we report the revenue, expenses, impairment and/or gain on sale as part of continuing operations.

We classify properties as held for sale when certain criteria set forth in the Long-Lived Assets Classified as Held for Sale Subsections of FASB Codification Topic 360 are met. At that time, we present the assets and liabilities of the property held for sale separately in the consolidated balance sheet. We cease recording depreciation and amortization expense at the time a property is classified as held for sale. Properties held for sale are reported at the lower of their carrying amount or their estimated fair value, less estimated costs to sell. As of December 31, 2012, none of our properties were classified as held for sale. As of December 31, 2011, land held for development at San Diego Tech Center was classified as held for sale.

On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off‑site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. We have restated the consolidated statements of operations for 2012, 2011 and 2010 to reflect the results of operations of US Bank Tower and the Westlawn off-site parking garage as discontinued operations. See Note 21 “Subsequent Events.”

Useful Lives—

Improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense in the consolidated statement of operations as incurred. Depreciation and amortization are recorded on a straight-line basis over the following estimated useful lives:

•	Buildings and improvements	25 to 50 years

•	Acquired ground leases	Remaining life of the related lease as of the date of assumption of the lease

•	Tenant improvements	Shorter of the estimated useful life or lease term

•	Furniture, fixtures and equipment	5 years

Depreciation expense, including discontinued operations, related to our investments in real estate during 2012, 2011 and 2010 was $62.6 million, $82.3 million and $103.0 million, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired. Such investments are stated at cost, which approximates market value.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash and cash equivalents are deposited with financial institutions that we believe are creditworthy. Cash is invested with quality federally insured institutions that are members of the Federal Deposit Insurance Corporation (“FDIC”). Cash balances with institutions may be in excess of federally insured limits or may be invested in time deposits that are not insured by the institution, the FDIC, or any other government agency. We have not realized any losses on such cash investments and we believe that these investments are not exposed to any significant credit risk.

Restricted Cash

Restricted cash consists primarily of deposits for tenant improvements and leasing commissions, real estate taxes and insurance reserves, debt service reserves and other items as required by our loan agreements as well as collateral accounts required by our interest rate swap counterparty.

Rents and Other Receivables, Net

Rents and other receivables are presented net of an allowance for doubtful accounts of $0.8 million and $2.4 million as of December 31, 2012 and 2011, respectively. During 2012, 2011 and 2010, we recorded a provision for doubtful accounts of $1.2 million, $1.5 million and $2.1 million, respectively.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well certain industry or specific credit considerations. If estimates of collectability differ from the cash received, then the timing and amount of our reported revenue could be impacted. When circumstances arise, such as the bankruptcy filing of a tenant, the allowance is reviewed for adequacy and adjusted to reflect the change in the estimated amount to be received from the tenant.

Deferred Leasing Costs

Deferred leasing commissions and other direct costs associated with the acquisition of tenants (including direct internal costs) are capitalized and amortized on a straight-line basis over the term of the related leases. Deferred leasing costs also include the net carrying value of acquired in-place leases and tenant relationships.

Acquired Lease Intangibles

Above-market lease values are amortized as a reduction of rental revenue in the consolidated statement of operations over the remaining non-cancelable term of the related leases while below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental revenue in the consolidated statement of operations over the initial term of the related leases and any below‑market fixed-rate renewal periods.

The value of in-place leases, exclusive of the value of above-market in-place leases, is amortized over the remaining non-cancelable period of the related leases and is included in depreciation and amortization in the consolidated statement of operations.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred Loan Costs

Loan costs are capitalized and amortized to interest expense on a straight-line basis over the term of the related loans. Deferred loan costs are written off when it is probable that we will be unable to or do not intend to cure the default. During 2012, 2011 and 2010, we wrote off $1.1 million, $1.8 million and $1.3 million, respectively, of deferred loan costs to interest expense as part of discontinued operations related to defaulted mortgage loans.

Other Assets

Other assets include prepaid expenses, interest receivable, deposits, corporate-related furniture and fixtures (net of accumulated depreciation) and other miscellaneous assets.

Investment in Unconsolidated Joint Venture

Our investment in unconsolidated joint venture was accounted for under the equity method of accounting because we exercised significant influence over, but did not control, the joint venture. We evaluated our investment in the joint venture and concluded that it was not a variable interest entity. Our partner had substantive participating rights, including approval of and participation in setting operating budgets and strategic plans, capital spending, and sale or financing transactions. Accordingly, we concluded that the equity method of accounting was appropriate. Our investment in joint venture was recorded initially at cost and was subsequently adjusted for our proportionate share of net earnings or losses, cash contributions made and distributions received and other adjustments, as appropriate, through December 21, 2012, the date we disposed of our interest in the joint venture. See Note 4 “Investment in Unconsolidated Joint Venture.” Any difference between the carrying amount of the investment in the consolidated balance sheet and the underlying equity in net assets was amortized as an adjustment to equity in earnings or loss of the joint venture over 40 years. We recorded distributions of operating profit from the joint venture as part of operating activities and distributions related to a capital transaction, such as a refinancing transaction or sale, as investing activities in the consolidated statement of cash flows.

We were not obligated to recognize our share of losses from the joint venture in excess of our basis pursuant to the provisions of Real Estate Investments—Equity Method and Joint Ventures Subsections of FASB Codification Topic 970, Real Estate—General. Accordingly, we did not record losses of $2.5 million during 2011 in the consolidated statement of operations because our basis in the joint venture had been reduced to zero.

Fees and commissions earned from the joint venture are included in management, leasing and development services in the consolidated statement of operations. Balances due from the joint venture were included in other assets in the consolidated balance sheet as of December 31, 2011.

Accounts Payable and Other Liabilities

Accounts payable and other liabilities include accounts payable, accrued expenses, prepaid tenant rents and accrued interest payable.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Derivative Financial Instruments

Interest rate fluctuations may impact our results of operations and cash flow. Some of our mortgage loans bear interest at a variable rate. We do not trade in financial instruments for speculative purposes. Our derivatives are designated as cash flow hedges. The effective portion of changes in the fair value of cash flow hedges is initially reported in accumulated other comprehensive income (loss) in the consolidated balance sheet and is recognized as part of interest expense in the consolidated statement of operations when the hedged transaction affects earnings. The ineffective portion of changes in the fair value of cash flow hedges is recognized as part of interest expense in the consolidated statement of operations in the current period.

Revenue Recognition

We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduce revenue recognized over the term of the lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	Whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	Whether the tenant or landlord retain legal title to the improvements;

•	The uniqueness of the improvements;

•	The expected economic life of the tenant improvements relative to the length of the lease; and

•	Who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.

All tenant leases are classified as operating leases, and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due, pursuant to the underlying leases, is included in deferred rents, and contractually due but unpaid rents are included in rents and other receivables, net in the consolidated balance sheet.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Parking revenue is recognized in the period earned.

Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Lease commission revenue is recognized when legally earned under the provisions of the underlying lease commission agreement with the landlord. Revenue recognition generally occurs 50% upon lease signing, when the first half of the lease commission becomes legally payable with no right of refund, and 50% upon tenant move-in, when the second half of the lease commission becomes legally payable with no right of refund. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

Lease termination fees, which are included as part of interest and other in the consolidated statement of operations, are recognized when the related leases are canceled, the leased space has been vacated, we have no continuing obligation to provide services to such former tenants and collectability is reasonably assured. Upon a tenant’s agreement to terminate a lease early, we accelerate the depreciation and amortization of the remaining unamortized assets associated with the tenant through the termination date. However, if we expect a loss on early lease termination, the remaining unamortized assets and/or liabilities related to the tenant are recognized in the consolidated statement of operations immediately as part of depreciation and amortization.

Loss from Early Extinguishment of Debt

We incur prepayment penalties, exit fees and/or defeasance costs when we repay or defease our mortgage loans. These costs, along with the writeoff of unamortized loan costs and loan premiums or discounts, are recorded as a loss from early extinguishment of debt in the consolidated statement of operations.

Gain on Sale of Real Estate

A gain on the disposition of real estate is recorded when the recognition criteria in the Real Estate Sales Subsections of FASB Codification Topic 360 are met, generally at the time title is transferred, and we no longer have significant continuing involvement in the operations, leasing or management of the property after disposition.

Gain on Settlement of Debt

A gain on settlement of debt is recorded when the carrying amount of the liability settled exceeds the fair value of the assets transferred to the lender or special servicer in accordance with the Troubled Debt Restructurings by Debtors Subsections of FASB Codification Topic 470, Debt.

Gain on Sale of Interest in Unconsolidated Joint Venture

In calculating the gain on sale of interest in unconsolidated joint venture, we recognized excess cash distributions received from the joint venture related to the dispositions of Wells Fargo Center – Denver, San Diego Tech Center and Stadium Gateway totaling $7.7 million that had been previously

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

deferred during 2012 and the remaining unamortized difference between the carrying amount and the underlying net assets of the joint venture of $1.9 million, which were partially offset by our 20% share of joint venture losses totaling $2.4 million that were previously not recognized during 2012 as they were in excess of our basis in the joint venture.

Segment Reporting

During 2012, we had one reportable segment. Prior to 2012, we had two reportable segments: office properties and a hotel property. Due to the size of the hotel segment in relation to the consolidated financial statements, we were not required to report segment information for 2011 and 2010. Prior to the sale of the hotel in 2011, we did not allocate our investment in real estate between the hotel and office portions of the Plaza Las Fuentes property; therefore, separate information related to investment in real estate and depreciation and amortization was not available for the office and hotel segments.

Note 3—Intangible Assets and Liabilities

Our identifiable intangible assets and liabilities are summarized as follows (in thousands):

	December 31, 2012	December 31, 2011
Acquired above-market leases
Gross amount	$28,370	$37,893
Accumulated amortization	(28,321)	(35,400)
	$49	$2,493

Acquired in-place leases
Gross amount	$83,488	$112,033
Accumulated amortization	(79,242)	(99,994)
	$4,246	$12,039

Acquired below-market leases
Gross amount	$(87,158)	$(141,988)
Accumulated amortization	82,029	117,878
	$(5,129)	$(24,110)

The impact of the amortization of acquired below-market leases, net of acquired above-market leases, on our rental income and of acquired in-place leases on our depreciation and amortization expense is as follows (in millions):

	For the Year Ended December 31,
	2012	2011	2010
Continuing Operations
Rental income	$3.8	$4.2	$4.3
Depreciation and amortization expense	1.4	1.6	1.9

Discontinued Operations
Rental income	$4.2	$7.4	$14.0
Depreciation and amortization expense	1.8	4.0	9.2

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2012, our estimate of the amortization of these intangible assets and liabilities over the next five years is as follows (in thousands):

	Acquired Above- Market Leases	Acquired In-Place Leases	Acquired Below- Market Leases
2013	$22	$1,159	$(2,466)
2014	11	886	(1,027)
2015	5	785	(641)
2016	5	651	(455)
2017	5	647	(453)
Thereafter	1	118	(87)
	$49	$4,246	$(5,129)

See Note 11 “Dispositions and Discontinued Operations—Discontinued Operations—Intangible Assets and Liabilities” for an estimate of the amortization of intangible assets and liabilities during the next five years related to US Bank Tower.

Note 4—Investment in Unconsolidated Joint Venture

On March 30, 2012, the Company, together with Charter Hall Office REIT (“Charter Hall”), sold its interests in Wells Fargo Center – Denver and San Diego Tech Center (both joint venture properties in which we owned a 20% interest) to affiliates of Beacon Capital Partners, LLC (“Beacon Capital”). Subsequent to the property dispositions, Charter Hall sold its 80% interest in the joint venture to an affiliate of Beacon Capital. We received net proceeds from these transactions totaling approximately $26 million, which will be used for general corporate purposes.

We entered into a new joint venture agreement with Beacon Capital related to MPG Beacon Venture, LLC (the “joint venture”). Under this agreement, the joint venture owned One California Plaza, Cerritos Corporate Center and Stadium Gateway. As part of this agreement, we received a $6.0 million payment from Beacon Capital in consideration for terminating our right to receive certain fees from the joint venture following the closing date. The entire $6.0 million payment was recognized in the consolidated statement of operations during 2012 as a result of the sale of our remaining 20% interest in the joint venture described below.

On July 12, 2012, the Company, together with Beacon Capital, sold its interest in Stadium Gateway (a joint venture property in which we owned a 20% interest). We received net proceeds from this transaction of approximately $1 million, including reimbursement of loan reserves, which will be used for general corporate purposes.

On December 21, 2012, we sold our remaining 20% interest in the joint venture to an affiliate of Beacon Capital and received net proceeds of approximately $42 million, which will be used for general corporate purposes. We no longer have an ownership interest in the joint venture.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of revenue earned from the joint venture is as follows (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Management, investment advisory and development fees and leasing commissions	$1,962	$6,550	$4,293

Tenant Lease Obligation

In connection with the Charter Hall joint venture contribution agreements for One California Plaza, Wells Fargo Center – Denver and San Diego Tech Center, we agreed to fund future tenant lease obligations, including tenant improvements and leasing commissions. During 2012, 2011 and 2010, we paid $0.8 million, $0.4 million and $0.4 million, respectively, to Charter Hall related to this obligation. This obligation was eliminated on March 30, 2012 pursuant to the terms of the joint venture agreement with Beacon Capital.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 5—Mortgage Loans

Our debt is as follows (in thousands, except percentages):

	Contractual Maturity Date		Principal Amount as of
		Interest Rate	December 31, 2012	December 31, 2011
Variable-Rate Debt
Plaza Las Fuentes mortgage loan (1) (2)	8/9/2016	4.50%	$33,031	$33,574
KPMG Tower A-Note (3)	10/9/2013	3.21%	320,800	—
KPMG Tower B-Note (4)	10/9/2013	5.31%	44,200	—
Total variable-rate debt			398,031	33,574

Fixed-Rate Debt
Wells Fargo Tower	4/6/2017	5.70%	550,000	550,000
Gas Company Tower	8/11/2016	5.10%	458,000	458,000
777 Tower	11/1/2013	5.84%	273,000	273,000
US Bank Tower (5)	7/1/2013	4.66%	260,000	260,000
Plaza Las Fuentes mezzanine loan (6)	8/9/2016	9.88%	11,250	11,250
Total fixed-rate debt			1,552,250	1,552,250

Debt Extended/Properties Disposed During 2012
Two California Plaza			—	470,000
KPMG Tower			—	400,000
Glendale Center			—	125,000
500 Orange Tower			—	110,000
Stadium Towers Plaza			—	100,000
801 North Brand			—	75,540
Brea Corporate Place			—	70,468
Brea Financial Commons			—	38,532
3800 Chapman			—	44,370
700 North Central			—	27,460
Total debt extended/properties disposed during 2012			—	1,461,370
Total debt			1,950,281	3,047,194
Debt discount			(542)	(1,199)
Total debt, net			$1,949,739	$3,045,995
__________

(1)
This loan bears interest at a rate of the greater of 4.50%, or LIBOR plus 3.50%. As required by the Plaza Las Fuentes mezzanine loan agreement, we have entered into an interest rate cap agreement that limits the LIBOR portion of the interest rate to 2.50%.

(2)
On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. Provided the transaction closes as expected, the $33.0 million mortgage loan balance will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

(3)	This loan bears interest at LIBOR plus 3.00%.

(4)	This loan bears interest at LIBOR plus 5.10%.

(5)
On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

(6)
As discussed above, on May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes. Provided the transaction closes as expected, the $11.2 million mezzanine loan balance will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2012 and 2011, one-month LIBOR was 0.21% and 0.30%, respectively. The weighted average interest rate of our debt was 5.03% as of December 31, 2012 and 5.74% (excluding disposed properties) as of December 31, 2011.

As of December 31, 2012, our debt to be repaid in the next five years is as follows (in thousands):

2013 (1) (2)	$898,573
2014 (2)	600
2015 (2)	627
2016 (2) (3)	500,481
2017	550,000
$1,950,281
__________

(1)
On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. Provided the transaction closes as expected, the $260.0 million loan balance will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

(2)
On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. Provided the transaction closes as expected, the $33.0 million mortgage loan balance (of which $573 is due during 2013, $600 is due during 2014, $627 is due during 2014, and $31,231 is due during 2016) will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

(3)
As discussed above, on May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes. Provided the transaction closes as expected, the $11.2 million mezzanine loan balance will be repaid at closing using proceeds from the transaction. See Note 21 “Subsequent Events.”

Other than our Plaza Las Fuentes mortgage loan, our debt requires the payment of interest-only until maturity. We make monthly principal payments on our Plaza Las Fuentes mortgage loan, based on a 30-year amortization table. In addition, as part of the extension of the KPMG Tower mortgage loan, we agreed to a full cash sweep of excess operating cash flow, as described below in “—Mortgage Loan Extension.” During 2012, no excess operating cash flow was applied by the lender to reduce the outstanding principal balance of the KPMG Tower mortgage loan.

As of December 31, 2012, $33.1 million of our debt may be prepaid without penalty, $991.0 million may be defeased after various lock-out periods (as defined in the underlying loan agreements), $550.0 million may be prepaid with prepayment penalties or defeased after various lock-out periods (as defined in the underlying loan agreements) at our option, $365.0 million may be prepaid with prepayment penalties, and $11.2 million is locked out from prepayment until June 30, 2013.

Our KPMG Tower mortgage loan matures on October 9, 2013. We do not have a commitment from the lenders to extend the maturity date of this loan. This loan may require a paydown upon extension or refinancing (depending on market conditions), funding of additional reserve amounts, or both. We may use cash on hand, including the expected net proceeds from the sale of US Bank Tower, to make any such payments. If we are unable or unwilling to use cash on hand to make such payments, we may face challenges in repaying, extending or refinancing this loan on favorable terms or at all, and we may be forced to give back the asset to the lenders. We are subject to tax indemnification obligations to Mr. Maguire and other contributors with respect to KPMG Tower, and this obligation could be triggered if we dispose of the property in a taxable transaction, including through completion of a foreclosure, prior to June 27, 2013. We do not currently intend to take any actions that would trigger the tax indemnification obligations with respect to KPMG Tower.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Our 777 Tower mortgage loan matures on November 1, 2013. We do not have a commitment from the lender to extend the maturity date of this loan. This loan may require a paydown upon extension or refinancing (depending on market conditions), funding of additional reserve amounts, or both. We may use cash on hand, including the expected net proceeds from the sale of US Bank Tower, to make any such payments. If we are unable or unwilling to use cash on hand to make such payments, we may face challenges in repaying, extending or refinancing this loan on favorable terms or at all, and we may be forced to give back the asset to the lender.

Mortgage Loan Extension

On July 9, 2012, we extended the maturity date of the mortgage loan at KPMG Tower for an additional one year, to October 9, 2013. In connection with the extension, we repaid $35.0 million of principal, which reduced the outstanding loan balance to $365.0 million. Excess operating cash flow (cash flow after the funding of certain reserves, the payment of property operating expenses and the payment of debt service) is being applied to fund a $1.5 million capital expenditure reserve, to fund an additional $5.0 million into the leasing reserve, and thereafter, to reduce the outstanding principal balance of the loan. As of December 31, 2012, we had fully funded the capital expenditure reserve and funded $10.0 million into the leasing reserve. During 2012, no excess operating cash flow was applied by the lender to reduce the principal balance of the KPMG Tower mortgage loan.

Mortgage Loans Settled Upon Disposition

During the past two years, we settled the mortgage loans discussed below. In each case, we received a general release of claims under the loan documents. There are no material continuing liabilities under the loan documents related to the disposed properties, except liabilities related to environmental issues or hazardous substances described in further detail below under “—Operating Partnership Contingent Obligations—Non-Recourse Carve Out Guarantees.”

2012—

700 North Central—

On February 2, 2012, a trustee sale was held with respect to 700 North Central as part of cooperative foreclosure proceedings. As a result of the foreclosure, we were relieved of the obligation to repay the $27.5 million mortgage loan secured by the property as well as accrued contractual and default interest. We recorded a $3.5 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $0.06 per diluted share for 2012.

801 North Brand—

On February 2, 2012, a trustee sale was held with respect to 801 North Brand as part of cooperative foreclosure proceedings. As a result of the foreclosure, we were relieved of the obligation to repay the $75.5 million mortgage loan secured by the property as well as accrued contractual and default interest. We recorded a $9.6 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $0.16 per diluted share for 2012.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Brea Corporate Place and Brea Financial Commons (“Brea Campus”)—

On April 19, 2012, we disposed of Brea Campus pursuant to a deed-in-lieu of foreclosure agreement. As a result, we were relieved of the obligation to repay the $109.0 million mortgage loan secured by these properties as well as accrued contractual interest on the mortgage loan. We recorded a $32.5 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the properties in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $0.56 per diluted share for 2012.

Stadium Towers Plaza—

On May 18, 2012, trustee sales were held with respect to Stadium Towers Plaza and an adjacent land parcel. As a result of the foreclosures, we were relieved of the obligation to repay the $100.0 million mortgage loan secured by the properties as well as accrued contractual and default interest on the mortgage loan. We recorded a $70.0 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the properties in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $1.20 per diluted share for 2012.

Glendale Center—

On August 3, 2012, a trustee sale was held with respect to Glendale Center. As a result of the foreclosure, we were relieved of the obligation to repay the $125.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $13.7 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $0.24 per diluted share for 2012.

500 Orange Tower—

On September 6, 2012, a trustee sale was held with respect to 500 Orange Tower. As a result of the foreclosure, we were relieved of the obligation to repay the $110.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $65.7 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $1.13 per diluted share for 2012.

Two California Plaza—

On October 1, 2012, a trustee sale was held with respect to Two California Plaza. As a result of the foreclosure, we were relieved of the obligation to repay the $470.0 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $127.5 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $2.19 per diluted share for 2012.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3800 Chapman—

On December 14, 2012, a trustee sale was held with respect to 3800 Chapman. As a result of the foreclosure, we were relieved of the obligation to repay the $44.4 million mortgage loan secured by the property as well as accrued contractual and default interest on the mortgage loan. We recorded a $10.7 million gain on settlement of debt as part of discontinued operations in 2012 as a result of the difference between the fair value assigned to the property in the transaction and the amounts forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $0.18 per diluted share for 2012.

2011—

701 North Brand—

On April 1, 2011, we disposed of 701 North Brand to the property’s lender. We recorded a $3.9 million gain on settlement of debt as part of discontinued operations in 2011 as a result of the difference between the fair value assigned to the property in the transaction and the $33.8 million loan and accrued contractual interest forgiven by the lender. The impact of this gain on settlement of debt was $0.07 per share for 2011.

550 South Hope—

On April 26, 2011, we disposed of 550 South Hope in cooperation with the special servicer on the mortgage loan. The buyer assumed $118.0 million of the $200.0 million mortgage loan as part of this transaction. Additionally we received net proceeds of $37.8 million, which were applied by the special servicer to further reduce the outstanding balance on the mortgage loan. We recorded a $65.4 million gain on settlement of debt as part of discontinued operations in 2011 as a result of the principal, and accrued contractual and default interest forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $1.17 per share for 2011.

Plaza Las Fuentes—

On May 27, 2011, we disposed of the Westin® Pasadena Hotel. As a result of the disposition, we received net proceeds of $92.1 million, of which $78.6 million were used to repay the mortgage loan secured by the hotel and the adjacent Plaza Las Fuentes office building. We generated unrestricted cash totaling $15.6 million from this transaction, which was used for general corporate purposes. We recorded a $0.4 million loss from extinguishment of debt in 2011 related to the writeoff of unamortized loan costs.

2600 Michelson—

On June 30, 2011, we disposed of 2600 Michelson in cooperation with the special servicer on the mortgage loan. The buyer assumed $66.6 million of the $110.0 million mortgage loan as part of this transaction. Additionally, we received net proceeds of $2.0 million, which were applied by the special servicer to further reduce the outstanding balance on the mortgage loan. We recorded a $58.6 million gain on settlement of debt as part of discontinued operations in 2011 as a result of principal, and accrued contractual and default interest forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $1.04 per share for 2011.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

City Tower—

On July 22, 2011, we disposed of City Tower in cooperation with the special servicer on the mortgage loan. As a result of the disposition, we were relieved of the obligation to repay the $140.0 million mortgage and mezzanine loans secured by the property as well as accrued contractual and default interest. We recorded a $62.5 million gain on settlement of debt as part of discontinued operations in 2011 as a result of the difference between the fair value assigned to the property in the transaction and the principal amounts due under the mortgage and mezzanine loans and accrued contractual and default interest forgiven by the lender upon disposition. The impact of this gain on settlement of debt was $1.12 per share for 2011.

Secured Debt Financings

On August 1, 2011, we completed a $33.8 million mortgage loan secured by the Plaza Las Fuentes office property and received net proceeds totaling $33.1 million, which were used for general corporate purposes.

The loan bears interest at a rate equal to the greater of (1) 4.50% or (2) LIBOR plus 3.50%, and matures on August 9, 2016. The loan can be repaid at any time prior to maturity in whole or in part without payment of any prepayment penalty or premium. If the property’s debt service coverage ratio (as defined in the loan agreement) is less than a specified amount as of any applicable measurement date, the cash flow from the property will be swept into a cash collateral account controlled by the lender to fund, among other things, monthly debt service, taxes and insurance, property operating costs and expenses, capital expenditures and leasing costs.

On December 2, 2011, we completed an $11.2 million mezzanine financing secured by the Plaza Las Fuentes office property and received net proceeds totaling $11.1 million, which were used for general corporate purposes. The loan bears interest at a fixed rate equal to 9.88%, matures on August 9, 2016, and is locked out from prepayment until June 30, 2013. Thereafter, the loan can be repaid at any time prior to maturity, in whole or in part, without payment of any prepayment penalty or premium.

Repayment of Unsecured Term Loan

On May 1, 2011, we repaid our $15.0 million unsecured term loan upon maturity using unrestricted cash.

Operating Partnership Contingent Obligations

Non-Recourse Carve Out Guarantees—

All of the Company’s $1.9 billion of mortgage and mezzanine debt is subject to “non-recourse carve out” guarantees that expire upon elimination of the underlying loan obligations. Under these guarantees, these otherwise non-recourse loans can become partially or fully recourse against the Operating Partnership if certain triggering events occur. Although these events differ from loan to loan, some of the common events include:

•	The special purpose property-owning subsidiary’s or the Operating Partnership’s filing a voluntary petition for bankruptcy;

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	The special purpose property-owning subsidiary’s failure to maintain its status as a special purpose entity;

•
Subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain the lender’s written consent prior to any subordinate financing or other voluntary lien encumbering the associated property; and

•
Subject to certain conditions, the special purpose property-owning subsidiary’s failure to obtain the lender’s written consent prior to a transfer or conveyance of the associated property, including, in some cases, indirect transfers in connection with a change in control of the Operating Partnership or the Company.

In addition, other items that are customarily recourse to a non-recourse carve out guarantor include, but are not limited to, the payment of real property taxes, the breach of representations related to environmental issues or hazardous substances, physical waste of the property, liens which are senior to the mortgage loan and outstanding security deposits.

As of December 31, 2012, to our knowledge the Company had not triggered any of the “non‑recourse carve out” guarantees on its otherwise non-recourse loans. The maximum amount the Operating Partnership would be required to pay under a “non-recourse carve out” guarantee is the principal amount of the loan (or a total of $1.9 billion as of December 31, 2012 for all loans). This maximum amount does not include liabilities related to environmental issues or hazardous substances. Losses resulting from the breach of our loan agreement representations related to environmental issues or hazardous substances are generally recourse to the Operating Partnership pursuant to our “non-recourse carve out” guarantees and any such losses would be in addition to the total principal amounts of our loans. The potential losses are not quantifiable and can be material in certain circumstances, depending on the severity of the environmental or hazardous substance issues. Since each of our non-recourse loans is secured by the office building owned by the special purpose property-owning subsidiary, the amount due to the lender from the Operating Partnership in the event a “non-recourse carve out” guarantee is triggered could subsequently be partially or fully mitigated by the net proceeds received from any disposition of the office building; however, such proceeds may not be sufficient to cover the maximum potential amount due, depending on the particular asset.

Except for contingent obligations of the Operating Partnership, the separate assets and liabilities of our property-specific subsidiaries are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity, respectively.

Guaranty of Partial Payment—

As a condition to closing the mortgage loan on 3800 Chapman, the Operating Partnership entered into a guaranty of partial payment. Under this guaranty, the Operating Partnership agreed to guarantee the prompt payment of the monthly debt service amount (but not the payment of principal) and all amounts to be deposited into (i) a property tax and insurance reserve, (ii) a capital reserve, and (iii) a leasing rollover reserve. On June 6, 2012, we entered into an agreement with the special servicer for 3800 Chapman, pursuant to which the Operating Partnership received a release from all claims under the guaranty of partial payment in return for a payment of $2.0 million.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 6—Noncontrolling Interests

Noncontrolling common units of the Operating Partnership relate to the interest in the Operating Partnership that is not owned by MPG Office Trust, Inc. and are presented as noncontrolling interests in the deficit section of the consolidated balance sheet.

Noncontrolling common units of the Operating Partnership have essentially the same economic characteristics as shares of our common stock as they share equally in the net income or loss and distributions of the Operating Partnership. Our limited partners have the right to redeem all or part of their noncontrolling common units of the Operating Partnership at any time. At the time of redemption, we have the right to determine whether to redeem the noncontrolling common units of the Operating Partnership for cash, based upon the fair value of an equivalent number of shares of our common stock at the time of redemption, or exchange them for unregistered shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We maintain an effective registration statement to register the resale of shares of our common stock we issue in exchange for noncontrolling common units of the Operating Partnership.

During 2012, we issued a total of 6,276,251 shares of our common stock in exchange for noncontrolling common units of the Operating Partnership redeemed by our limited partners. There were no Operating Partnership units redeemed during 2011. During 2010, we issued 227,796 shares of our common stock in exchange for noncontrolling common units of the Operating Partnership redeemed by our limited partners. We received no cash or other consideration for any of the noncontrolling common units redeemed.

The following table sets forth the number of noncontrolling common units of the Operating Partnership outstanding and the aggregate redemption value of those units based on the closing market price of our common stock on the New York Stock Exchange (“NYSE”) as well as the ownership interest of those units in the Operating Partnership on each respective date:

	December 31, 2012	December 31, 2011
Outstanding noncontrolling common units of the Operating Partnership	170,526	6,446,777
Ownership interest in MPG Office, L.P. of outstanding noncontrolling common units	0.3%	11.3%
Aggregate redemption value of outstanding noncontrolling common units of the Operating Partnership (in millions)	$0.5	$12.8

On January 29, 2013, we received a notice from Thomas MPG Holding, LLC requesting the redemption of 35,000 noncontrolling common units of the Operating Partnership. See Note 21 “Subsequent Events.”

The aggregate redemption value does not necessarily represent the amount that would be distributed with respect to each noncontrolling common unit in the event of a termination or liquidation of MPG Office Trust, Inc. and the Operating Partnership. In the event of a termination or liquidation of MPG Office Trust, Inc. and the Operating Partnership, it is expected that in most cases each noncontrolling common unit would be entitled to a liquidating distribution equal to the amount payable with respect to each share of the Company’s common stock.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Net income or loss attributable to noncontrolling common units of the Operating Partnership is allocated based on their relative ownership percentage of the Operating Partnership during the period. The noncontrolling ownership interest percentage is determined by dividing the number of noncontrolling common units outstanding by the total of the controlling and noncontrolling units outstanding during the period. The issuance or redemption of additional shares of common stock or common units results in changes to our limited partners’ ownership interest in the Operating Partnership as well as the net assets of the Company. As a result, all equity-related transactions result in an allocation between stockholders’ deficit and the noncontrolling interests of the Operating Partnership in the consolidated balance sheet, statement of comprehensive income/(loss) and statement of deficit to account for any change in ownership percentage during the period.

During 2012, 2011 and 2010, our limited partners’ weighted average share of our net income (loss) was 6.2%, 11.5% and 12.1%, respectively.

Note 7—Deficit

Preferred Stock

We are authorized to issue up to 50.0 million shares of preferred stock, $0.01 par value per share, including up to 10.0 million shares of 7.625% Series A Cumulative Redeemable Preferred Stock (the “Series A preferred stock”), of which 9.7 million shares were outstanding as of December 31, 2012 and 2011, respectively.

Our Series A preferred stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our Series A preferred stock will rank senior to our common stock with respect to the payment of distributions. We may, at our option, redeem our Series A preferred stock, in whole or in part, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends on such Series A preferred stock up to and including the redemption date. Our Series A preferred stock is not convertible into or exchangeable for any other property or securities of the Company.

Holders of our Series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other events. On December 19, 2008, our board of directors suspended the payment of dividends on our Series A preferred stock. Upon missing six quarterly dividend payments (whether consecutive or non-consecutive), the holders of our Series A preferred stock became entitled to elect two additional members to our board of directors (the “Preferred Directors”). On February 2, 2011, holders of our Series A preferred stock elected the Preferred Directors to our board of directors. The Preferred Directors will continue to serve on our board of directors until all dividends in arrears and the then current period’s dividend have been fully paid or until such dividends have been declared and an amount sufficient for the payment thereof has been set aside for payment.
Preferred Units

We own 9.7 million 7.625% Series A Cumulative Preferred Units, representing limited partnership units in the Operating Partnership, the terms of which have essentially the same economic characteristics as the Series A preferred stock.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Common Stock

We are authorized to issue up to 100.0 million shares of common stock, $0.01 par value per share, of which 57.2 million shares and 50.8 million shares were outstanding as of December 31, 2012 and 2011, respectively.

Equity Transactions

During 2011, we entered into agreements providing for the exchange of shares of our Series A preferred stock for shares of our common stock. Details of the exchanges are as follows:

	Series A Preferred Stock Exchanged	Common Stock Issued	Exchange Ratio (Common Shares Issued per Preferred Share)	Series A Preferred Stock Value per Share	Common Stock Value per Share
July 25, 2011 exchange	218,635	1,127,597	5.157	$19.00	$3.684
July 27, 2011 exchange	50,995	262,981	5.157	16.50	3.200

In connection with the exchanges, we recorded a $2.8 million preferred stock redemption discount in the consolidated statement of operations during 2011 that is added to our net income available to common stockholders for use in the calculation of earnings per share. The preferred stock redemption discount represents the excess of the carrying amount of our Series A preferred stock, including cumulative dividends not declared, over the fair value of the consideration transferred to the holders of our Series A preferred stock at the time of exchange.

Distributions

Certain income and expense items are accounted for differently for financial reporting and income tax purposes. Earnings and profits, which determine the taxability of distributions to stockholders, will differ from the net income or loss reported in the consolidated statement of operations due to these differences.

We are required to distribute 90% of our REIT taxable income (excluding net capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. We did not declare a dividend on our common stock during 2012, 2011 and 2010. Due to our focus on preserving unrestricted cash and the availability of net operating loss (“NOL”) carryforwards to offset future taxable income, we do not expect to pay distributions on our common stock and Series A preferred stock in the foreseeable future. We do not expect the need to pay distributions to our stockholders during 2013 to maintain our REIT status due to the use of NOL carryforwards, as necessary.

On December 19, 2008, our board of directors suspended the payment of dividends on our Series A preferred stock. Dividends on our Series A preferred stock are cumulative, and therefore, will continue to accrue at an annual rate of $1.9064 per share. As of January 31, 2013, we have missed 17 quarterly dividend payments. The amount of dividends in arrears totals $78.8 million.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

All distributions to our common stockholders, preferred stockholders and Operating Partnership noncontrolling common unit holders are at the discretion of the board of directors. The actual amount and timing of distributions in 2013 and beyond, if any, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and no assurance can be given as to the amounts or timing of future distributions.

Note 8—Accumulated Other Comprehensive Income (Loss)

A summary of the changes in accumulated other comprehensive income (loss) related to our cash flow hedges is as follows (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Balance at beginning of year	$(11,333)	$(27,026)	$(35,179)
Other comprehensive income before reclassifications	13,325	20,443	7,788
Amounts reclassified from accumulated other comprehensive income (1)	(1,450)	(4,750)	365
Net current-period other comprehensive income	11,875	15,693	8,153
Balance at end of year	$542	$(11,333)	$(27,026)
___________

(1)	All amounts reclassified out of accumulated other comprehensive income (loss) are included as part of interest expense in the consolidated statement of operations.

Note 9—Share-Based Payments

Share-based compensation cost recorded as part of general and administrative expense in the consolidated statements of operations during 2012, 2011 and 2010 was $2.3 million, $4.2 million and $2.1 million, respectively.

The unrecognized share-based compensation cost related to unvested share-based payments expected to be recognized in the consolidated statement of operations is as follows (in thousands, except year amounts):

	December 31, 2012	Remaining Weighted Average Vesting Period
Cash-settled awards	$2,009	2.5 years
Equity-settled awards	1,793	1.4 years
	$3,802	2.0 years

Equity Compensation Plan Approved by Security Holders

The Second Amended and Restated 2003 Incentive Award Plan of MPG Office Trust, Inc., MPG Office Trust Services, Inc. and MPG Office, L.P. (the “Incentive Plan”) expired on November 12, 2012, except with respect to any awards then outstanding. It is our intention to settle stock option exercises and/or restricted stock units with newly issued shares of our common stock, up to the aggregate plan limit.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Restricted Common Stock and Restricted Stock Units—

Under FASB Codification Topic 718, Compensation—Stock Compensation, we are required to account for all share-based compensation issued to our employees and members of our board of directors at fair value. Equity awards settled in stock are valued based on grant-date fair value, and we recognize such cost over the period during which an employee is required to provide services in exchange for the award. Equity awards settled in cash are valued at the fair value of our common stock on the period end date through the settlement date. Equity awards settled in cash are remeasured at each reporting period, with the vested portion of the award recognized as a liability in the consolidated balance sheet until settlement.

Restricted Common Stock—

Awards of restricted common stock vest in equal annual installments on each of the anniversaries of the grant date as specified in the underlying award agreements. Restricted common stock award recipients receive the same dividends as holders of our common stock (only if we pay such a dividend) on the unvested portion of their restricted common stock. Any unvested restricted common stock is forfeited or subject to our right of repurchase, except in limited circumstances, as determined by the Compensation Committee of the board of directors when the recipient is no longer employed by us or when a director leaves the board for any reason. Restricted common stock may be subject to full or partial accelerated vesting under certain circumstances, as described in the underlying award agreements. Restricted common stock awards are valued at the fair value of our common stock on the date of grant with compensation expense recorded on a straight-line basis over the periods in which the restrictions lapse.

Restricted Stock Units—

We grant restricted stock units that are accompanied by dividend equivalents. Each vested restricted stock unit represents the right to receive one share of our common stock. Grants of restricted stock units are scheduled to vest over a period of two, three or five years. In the case of vesting over a two‑year period, 50% of the shares underlying the restricted stock units vested on the first anniversary of the grant date, with the remaining 50% vesting pro rata on a daily basis over the remaining year, subject to the recipient’s continued employment with us, pursuant to the terms of the underlying award agreements. In the case of vesting over a three-year period, 33% of the shares underlying the restricted stock units vested on the first anniversary of the grant date, with the remaining 67% vesting pro rata on a daily basis over the remaining two years, subject to the recipient’s continued employment with us, pursuant to the terms of the underlying award agreements. In the case of awards granted during 2012, one-twelfth of the shares underlying the restricted stock units vested on September 29, 2012 and December 29, 2012 and one-twelfth will vest on March 29, 2013 and June 29, 2013, with the remaining 67% vesting pro rata on a daily basis over the remaining two years, subject to the recipient’s continued employment with us, pursuant to the terms of the underlying award agreements. In the case of vesting over a five-year period, 20% of the shares underlying the restricted stock units vested on the first anniversary of the grant date, with the remaining 80% vesting pro rata on a daily basis over the remaining four years, subject to the recipient’s continued employment with us, pursuant to the terms of the underlying award agreements.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Restricted stock units are subject to full or partial accelerated vesting under certain circumstances, as described in the underlying award agreements. The award of dividend equivalents is generally subject to the same vesting schedule that applies to the underlying restricted stock units to which it relates. Vested restricted stock units will be distributed in shares of our common stock or, at our option, paid in cash, upon the earliest to occur of (i) the last regularly scheduled vesting date; (ii) the occurrence of a change in control (as defined in the underlying award agreements); or (iii) the recipient’s separation from service. Compensation expense for restricted stock unit awards is recorded in the consolidated statement of operations on a straight-line basis over the service period.

Activity related to our restricted common stock and restricted stock unit awards is as follows:

	Number	Weighted Average Fair Value
Unvested at December 31, 2009	1,411,648	$7.99
Granted	1,025,701	2.38
Vested	(470,294)	8.68
Forfeited	(757,582)	7.75
Unvested at December 31, 2010	1,209,473	3.11
Granted	1,145,268	2.08
Vested	(824,120)	2.83
Forfeited	(13,843)	5.82
Unvested at December 31, 2011	1,516,778	2.46
Granted	1,107,637	2.83
Vested	(808,742)	2.37
Forfeited	(325,601)	3.21
Unvested at December 31, 2012	1,490,072	$2.61

Information regarding restricted common stock and restricted stock units that vested is as follows (in thousands, except stock and unit amounts):

	For the Year Ended December 31,
	2012	2011	2010
Restricted common stock vested during the period	8,168	623,664	39,236
Grant-date fair value of restricted common stock vested during the period	$49	$1,740	$647

Equity-settled awards
Restricted stock units vested during the period	700,568	200,456	431,058
Grant-date fair value of restricted stock units vested during the period	$1,562	$596	$3,434

Cash-settled awards
Restricted stock units vested during the period	100,006	—	—
Fair value of restricted stock units vested during the period	$308	$—	$—

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Information regarding vested restricted stock units issued and outstanding is as follows (in thousands, except unit amounts):

	For the Year Ended December 31,
	2012	2011	2010
Vested restricted stock units issued during the period	161,623	918,765	74,383
Grant-date fair value of vested restricted stock units issued during the period	$481	$8,182	$446

	December 31, 2012	December 31, 2011	December 31, 2010
Vested restricted stock units outstanding	930,833	291,882	711,358

During 2010, certain members of our senior management terminated their employment that resulted in the accelerated vesting of 92,668 equity-settled restricted stock units. We recorded share‑based compensation cost totaling $1.0 million during 2010 as a result of the acceleration of vesting.

In accordance with the provisions of the Incentive Plan, we accept the cancellation of shares of our common stock and vested restricted stock units to satisfy the minimum statutory tax withholding obligations related to restricted common stock and restricted stock unit awards that have vested. The value of the canceled shares and units is calculated based on the closing market price of our common stock on the NYSE on the applicable vesting dates. A summary of shares and units canceled is as follows (in thousands, except share/unit amounts):

	For the Year Ended December 31,
	2012	2011	2010
Shares and units canceled on vesting	74,791	257,019	35,758
Value of shares and units canceled on vesting	$196	$528	$55

Stock Options—

Nonqualified stock options were granted under the Incentive Plan at not less than 100% of the fair value of our common stock on the date of grant and vested in equal installments on each of the anniversaries of the grant date as specified in the award agreements. The value of stock option awards was recorded as compensation expense on a straight-line basis over the vesting period. Vested stock options can be exercised up to ten years from the date of grant, up to 12 months from the date of termination by death or permanent and total disability, or up to six months from the date of termination by reasons other than death or permanent and total disability.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Activity related to our stock option awards is as follows:

	Number	Weighted Average Exercise Price
Options outstanding at December 31, 2009	928,650	$1.17
Granted	670,000	2.61
Exercised	(186,113)	0.58
Forfeited	(20,259)	0.58
Options outstanding at December 31, 2010	1,392,278	1.95
Exercised	(99,400)	0.58
Forfeited	(1,050)	0.58
Options outstanding at December 31, 2011	1,291,828	2.06
Exercised	(139,817)	0.58
Forfeited	(48,076)	0.58
Options outstanding at December 31, 2012	1,103,935	$2.31
Options exercisable at December 31, 2012	1,013,935	$2.26

The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. As of December 31, 2012, the aggregate intrinsic value of our stock options outstanding was $0.8 million, while the aggregate intrinsic value of stock options exercisable was $0.8 million. As of December 31, 2012, the average remaining life of stock options outstanding was 6.1 years, while the average remaining life of stock options exercisable was 6.0 years.

Information regarding stock options vested and exercised is as follows (in thousands, except option amounts):

	For the Year Ended December 31,
	2012	2011	2010
Stock options vested during the period	474,853	555,174	390,070
Fair value of stock options vested during the period	$499	$578	$179
Intrinsic value of stock options exercised during the period	296	224	387
Cash proceeds received upon exercise	5	13	4

The fair value of nonqualified stock options granted was estimated on the date of grant using the Black Scholes option-pricing model using the following weighted-average assumptions for 2010:

Expected volatility	97%
Expected dividends	—
Expected term	3 years
Contractual term of option	10 years
Risk-free rate	2.88% – 2.97%
Number of steps	500
Fair value of options (per share) on grant date	$1.25 – $2.16

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Many factors are considered when determining the fair value of share-based awards at the measurement date. Our dividend yield assumption is based on the fact that we have not declared a dividend on our common stock since 2007. The expected life of our options is based on the period of time the options are expected to be outstanding, and the contractual term is based on the agreement set forth when the options were granted. The risk-free interest rate is based on the implied yield available on 10-year treasury notes, while the number of steps is used in a standard deviation calculation of our expected stock price volatility based on a 60 business-day period comparison of our common stock price.

In accordance with the provisions of the Incentive Plan, we allow shares of our common stock to be withheld to satisfy the payment of exercise price and/or minimum statutory tax withholding obligations due upon the exercise of stock options. The value of the shares withheld is calculated based on the closing market price of our common stock on the NYSE on the exercise date. A summary of shares withheld is as follows (in thousands, except share amounts):

	For the Year Ended December 31,
	2012	2011	2010
Shares withheld on stock option exercises	69,044	29,948	90,315
Value of shares withheld on stock option exercises	$179	$91	$238

Equity Compensation Plan Not Approved by Security Holders

On November 24, 2010, we granted Mr. Weinstein, our President and Chief Executive Officer, 600,000 shares of restricted common stock pursuant to the terms of his November 21, 2010 employment agreement. This award was granted to Mr. Weinstein as an employment inducement award pursuant to NYSE rules. The fair value of this award was $1.4 million, which was being recorded as compensation expense on a straight-line basis over the two-year vesting period. On December 15, 2011, the board of directors and the Compensation Committee approved the acceleration of vesting of 300,000 shares of unvested restricted common stock. We recorded $0.7 million of compensation cost during 2011 related to the acceleration of vesting.

Executive Equity Plan

In April 2005, our board of directors adopted a five-year compensation program for senior management designed to provide significant reward for significant stockholder returns. The Executive Equity Plan provided for an award pool equal to a percentage of the value created in excess of a base value. The program, which measured our performance over a 60-month period (unless full vesting of the program occurred earlier) commencing April 1, 2005, provided for awards to be vested and earned based upon the participant’s continued employment and the achievement of certain performance goals based on annualized total stockholder returns on an absolute and relative basis. As of March 31, 2010, the Company had not achieved any of the total stockholder return targets defined in the plan. Consequently, no awards vested or were earned under the program.

The aggregate fair value of Executive Equity Plan awards on the date of the grant (as determined using the Monte Carlo Simulation method) was recorded as compensation expense on a straight-line basis over the derived requisite service period ranging from 2-½ to 5 years. The compensation cost related to this plan was $0.1 million (excluding the reversal for forfeitures) during 2010.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 10—Earnings per Share

Basic net income or loss available to common stockholders is computed by dividing reported net income or loss available to common stockholders by the weighted average number of common and contingently issuable shares outstanding during each period. As discussed in Note 9 “Share-Based Payments,” we do not issue common stock in settlement of vested restricted stock unit awards until the earliest to occur of (1) the second, third or fifth anniversary of the grant date, depending upon the vesting period per the grant agreement, (2) the occurrence of a change in control (as defined in the underlying grant agreements), or (3) the recipient’s separation from service. In accordance with the provisions of FASB Codification Topic 260, Earnings Per Share, we include vested restricted stock units in the calculation of basic income or loss per share since the shares will be issued for no cash consideration, and all the necessary conditions for issuance have been satisfied as of the vesting date.

A reconciliation of our net income (loss) per share is as follows (in thousands, except share and per share amounts):

	For the Year Ended December 31,
	2012	2011	2010
Numerator:
Net income (loss) attributable to MPG Office Trust, Inc.	$384,254	$89,019	$(172,012)
Preferred stock dividends	(18,550)	(18,806)	(19,064)
Preferred stock redemption discount	—	2,780	—
Net income (loss) available to common stockholders	$365,704	$72,993	$(191,076)

Denominator:
Weighted average number of common shares outstanding – basic	54,043,655	49,682,202	48,770,326
Effect of dilutive securities:
Nonqualified stock options	327,179	—	—
Nonvested restricted stock units	160,728	—	—
Weighted average number of common and common equivalent shares – diluted	54,531,562	49,682,202	48,770,326
Net income (loss) available to common stockholders per share – basic	$6.77	$1.47	$(3.92)
Net income (loss) available to common stockholders per share – diluted	$6.71	$1.47	$(3.92)

The following common stock equivalents were excluded from the calculation of diluted earnings per share because they were anti-dilutive due to our loss from continuing operations:

	For the Year Ended December 31,
	2012	2011	2010
Restricted stock units	—	1,428,472	458,924
Nonqualified stock options	—	971,828	1,072,278
Nonvested restricted common stock	—	3,414	604,582

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 11—Dispositions and Discontinued Operations

Dispositions

A summary of our property dispositions is as follows (in millions, except square footage amounts):

Property	Location	Net Rentable Square Feet	Net Proceeds (After Debt Payment)	Debt Satisfied	Net Gain/ (Impairment) Recorded(1)	Loss from Early Extinguishment
2012:
700 North Central (2)	Glendale, CA	134,168	$—	$27.5	$6.3	$—
801 North Brand (3)	Glendale, CA	282,788	—	75.5	12.0	—
San Diego Tech Center development rights and adjacent land parcel (4)	San Diego, CA	—	14.0	—	—	—
Brea Campus (5)	Brea, CA	495,373	—	109.0	43.2	—
Stadium Towers Plaza and adjacent land parcel (6)	Orange, CA	258,586	—	100.0	73.1	—
City Tower development land (7)	Orange, CA	—	7.0	—	2.2	—
Glendale Center (8)	Glendale, CA	396,000	—	125.0	52.4	—
500 Orange Tower (9)	Orange, CA	335,898	—	110.0	72.5	—
Two California Plaza (10)	Los Angeles, CA	1,327,835	—	470.0	159.3	—
3800 Chapman (11)	Orange, CA	160,290	—	44.4	19.1	—
		3,390,938	$21.0	$1,061.4	$440.1	$—
2011:
500 Orange Center development land	Orange, CA	—	$4.7	$—	$—	$—
701 North Brand (12)	Glendale, CA	131,129	—	33.8	5.1	—
550 South Hope (13)	Los Angeles, CA	565,738	—	200.0	72.5	—
Westin® Pasadena Hotel	Pasadena, CA	266,000	15.6	—	55.3	0.2
2600 Michelson (14)	Irvine, CA	309,742	—	110.0	44.7	—
City Tower (15)	Orange, CA	412,839	—	140.0	72.7	—
		1,685,448	$20.3	$483.8	$250.3	$0.2
2010:
2385 Northside Drive	San Diego, CA	88,795	$—	$17.6	$—	$—
Griffin Towers (16)	Santa Ana, CA	547,432	—	145.0	49.1	0.4
17885 Von Karman (17)	Irvine, CA	151,370	—	26.4	(6.7)	—
Mission City Corporate Center	San Diego, CA	190,634	—	52.0	—	0.1
Park Place II (18)	Irvine, CA	273,118	—	98.3	23.7	—
207 Goode (19)	Glendale, CA	187,974	—	38.2	4.5	—
Pacific Arts Plaza (20)	Costa Mesa, CA	787,016	—	270.0	76.9	—
		2,226,339	$—	$647.5	$147.5	$0.5
__________

(1)
Gains on disposition, including settlement of debt, are recorded in the consolidated statement of operations in the period the property is disposed. Impairment charges are recorded in the consolidated statement of operations when the carrying value exceeds the estimated fair value of the property, less costs to sell, which can occur in accounting periods preceding disposition and/or in the period of disposition.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(2)
During 2010, we recorded an $8.2 million impairment charge to reduce our investment in 700 North Central to its estimated fair value as of December 31, 2010. We recorded a $2.8 million gain on sale of real estate and a $3.5 million gain on settlement of debt during 2012 upon disposition of this property.

(3)
During 2010, we recorded a $12.9 million impairment charge to reduce our investment in 801 North Brand to its estimated fair value as of December 31, 2010. We recorded a $2.4 million gain on sale of real estate and a $9.6 million gain on settlement of debt during 2012 upon disposition of this property.

(4)	During 2011, we recorded a $9.3 million impairment charge to reduce our investment in land held for development at San Diego Tech Center to its estimated fair value as of September 30, 2011.

(5)
During 2010, we recorded a $6.4 million impairment charge to reduce our investment in Brea Campus to its estimated fair value as of December 31, 2010. We recorded a $10.7 million gain on sale of real estate and a $32.5 million gain on settlement of debt during 2012 upon disposition of these properties.

(6)	We recorded a $3.1 million gain on sale of real estate and a $70.0 million gain on settlement of debt during 2012 upon disposition of Stadium Towers and an adjacent land parcel.

(7)	We recorded a $2.2 million gain on sale of real estate during 2012 upon disposition of land held for development at City Tower.

(8)	We recorded a $38.7 million gain on sale of real estate and a $13.7 million gain on settlement of debt during 2012 upon disposition of Glendale Center.

(9)	We recorded a $6.8 million gain on sale of real estate and a $65.7 million gain on settlement of debt during 2012 upon disposition of 500 Orange Tower.

(10)
During 2010, we recorded a $156.8 million impairment charge to reduce our investment in Two California Plaza to its estimated fair value as of December 31, 2010. We recorded a $31.8 million gain on sale of real estate and $127.5 million gain on settlement of debt during 2012 upon disposition of this property.

(11)
During 2010, we recorded a $16.7 million impairment charge to reduce our investment in 3800 Chapman to its estimated fair value as of December 31, 2010. We recorded an $8.4 million gain on sale of real estate and $10.7 million gain on settlement of debt during 2012 upon disposition of this property.

(12)
During 2010, we recorded a $9.1 million impairment charge to reduce our investment in 701 North Brand to its estimated fair value as of December 31, 2010. We recorded a $1.2 million gain on sale of real estate and a $3.9 million gain on settlement of debt during 2011 upon disposition of this property.

(13)	We recorded a $7.1 million gain on sale of real estate and a $65.4 million gain on settlement of debt during 2011 upon disposition of 550 South Hope.

(14)	We recorded a $13.9 million impairment charge and a $58.6 million gain on settlement of debt during 2011 upon disposition of 2600 Michelson.

(15)	We recorded a $10.2 million gain on sale of real estate and a $62.5 million gain on settlement of debt during 2011 upon disposition of City Tower.

(16)	We recorded a $49.1 million gain on settlement of debt during 2010 upon disposition of Griffin Towers.

(17)	We recorded a $6.7 million impairment charge during 2010 upon disposition of 17885 Von Karman.

(18)	We recorded a $14.7 million gain on sale of real estate and a $9.0 million gain on settlement of debt during 2010 upon disposition of Park Place II.

(19)	We recorded a $12.1 million impairment charge and a $16.6 million gain on settlement of debt during 2010 upon disposition of 207 Goode.

(20)	We recorded a $4.5 million impairment charge and an $81.4 million gain on settlement of debt during 2010 upon disposition of Pacific Arts Plaza.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Discontinued Operations

The results of discontinued operations are as follows (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Revenue:
Rental	$55,159	$97,821	$149,409
Tenant reimbursements	21,129	29,243	43,734
Hotel operations	—	8,368	20,662
Parking	9,423	14,140	19,554
Interest and other	3,959	5,920	8,350
Total revenue	89,670	155,492	241,709

Expenses:
Rental property operating and maintenance	27,392	42,791	58,890
Hotel operating and maintenance	—	6,039	14,554
Real estate taxes	9,655	14,567	20,985
Parking	2,287	3,302	5,296
Other expense	3,278	4,833	4,835
Depreciation and amortization	28,342	49,543	72,483
Impairment of long-lived assets	—	23,218	233,399
Interest	77,394	127,783	165,286
Loss from early extinguishment of debt	—	235	485
Total expenses	148,348	272,311	576,213

Loss from discontinued operations before gains on settlement of debt and sale of real estate	(58,678)	(116,819)	(334,504)
Gains on settlement of debt	333,201	190,380	156,129
Gains on sale of real estate	106,942	73,844	14,689
Income (loss) from discontinued operations	$381,465	$147,405	$(163,686)

On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. See Note 21 “Subsequent Events.” We have reflected the results of operations of US Bank Tower and the Westlawn off-site parking garage in the consolidated statements of operations as discontinued operations for 2012, 2011 and 2010.

Additionally, the results of operations of 700 North Central, 801 North Brand, Brea Campus, Stadium Towers Plaza, Glendale Center, 500 Orange Tower, Two California Plaza and 3800 Chapman are reflected in the consolidated statements of operations as discontinued operations for 2012, 2011 and 2010. The results of operations of 701 North Brand, 550 South Hope, the Westin® Pasadena Hotel, 2600 Michelson, City Tower and land held for development at San Diego Tech Center are reflected in the consolidated statements of operations as discontinued operations for 2011 and 2010. The results of operations of 2385 Northside Drive, Griffin Towers, 17885 Von Karman, Mission City Corporate Center, Park Place II, 207 Goode and Pacific Arts Plaza are reflected in the consolidated statement of operations as discontinued operations for 2010.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Interest expense included in discontinued operations relates to interest on mortgage loans secured by disposed properties.

Intangible Assets and Liabilities—

As of December 31, 2012, our estimate of the increase in depreciation and amortization expense of the amortization of acquired in-place leases and the benefit to rental income of the amortization of acquired below-market leases associated with US Bank Tower is as follows (in millions):

	Acquired In-Place Leases	Acquired Below- Market Leases
2013	$77	$(606)
2014	77	(254)
2015	63	(133)
2016	—	—
2017	—	—
Thereafter	—	—
	$217	$(993)

Rental Revenue—

The future minimum rental revenue to be received from tenants (excluding tenant reimbursements) associated with US Bank Tower as of December 31, 2012 is as follows (in thousands):

Minimum Rental Revenue
2013	$17,478
2014	17,644
2015	14,115
2016	9,489
2017	7,969
Thereafter	14,248
$80,943

Note 12—Income Taxes

We elected to be taxed as a REIT under Sections 856 to 860 of the Code, commencing with our tax year ended December 31, 2003. We believe that we have always operated so as to continue to qualify as a REIT. Accordingly, we will not be subject to U.S. federal income tax, provided that we continue to qualify as a REIT and our distributions to our stockholders equal or exceed our taxable income.

However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code related to annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income tax (including any applicable alternative minimum tax (“AMT”)) on our taxable income at regular corporate tax rates, and

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

we may be ineligible to qualify as a REIT for four subsequent tax years. We may also be subject to certain state or local income taxes, or franchise taxes on our REIT activities.

We have elected to treat certain of our subsidiaries as taxable REIT subsidiaries (“TRS”). Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants, and holding assets that we cannot hold directly. A TRS is subject to both federal and state income taxes.

We recorded the following tax provisions as part of other expense in the consolidated statements of operations (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Tax expense recorded by:
MPG Office Trust, Inc.	$2,661	$—	$—
TRS entities	71	1,892	1,078
	$2,732	$1,892	$1,078

MPG Office Trust, Inc. and certain of our TRS entities had the following NOL carryforwards (in millions, except years):

	Earliest Expiration Year	December 31, 2012	December 31, 2011
Federal:
MPG Office Trust, Inc.	2028	$715	$842
TRS entities (1) (2)	2027	130	209
		$845	$1,051
State:
MPG Office Trust, Inc.	2017	$827	$909
TRS entities (1) (2)	2014	62	108
		$889	$1,017
_________

(1)
While we are still determining what business activities will be conducted at our TRS entities in the future, it is not likely that we will utilize any of the December 31, 2012 NOL carryforwards at these entities.

(2)	Subsequent to December 31, 2012, we liquidated one of our TRS entities. See Note 21 “Subsequent Events.”

During 2012, MPG Office Trust, Inc. generated approximately $126 million of taxable income. Generally, a REIT that distributes earnings to its stockholders in an amount that equals or exceeds its taxable income is not subject to income taxes that would otherwise be taxed at a federal corporate tax rate of 35%. Alternatively, we may choose to use our NOL carryforwards to offset all of our regular taxable income to the extent that we have sufficient NOL carryforwards available. However, for AMT purposes, we may only offset 90% of our income subject to AMT with NOL carryforwards. Accordingly, the remaining 10% of our taxable income subject to AMT would be taxed at the federal AMT rate of 20%. Therefore, assuming full use of our NOL carryforwards to offset our taxable income, we would have a federal effective rate of 2%, representing AMT. In 2012, we used NOL carryforwards to offset our federal taxable income and incurred $2.5 million of AMT for federal purposes.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Similar to the federal AMT rules, income subject to AMT for California purposes may be offset up to 90% with California NOL carryforwards. Accordingly, we would have to pay California franchise tax on the remaining 10% of our California income subject to AMT at the California AMT rate of 6.65%, resulting in a California effective tax rate of 0.665%. In 2012, we used California enterprise zone credits to offset part of our California tax liability, and we incurred $0.2 million of net California AMT.

Our ability to use NOL carryforwards in future years could be negatively impacted by changes in ownership of the Company, as defined under Section 382 of the Code (which generally limits the amount of NOL carryforwards that may be used on an annual basis in post-change tax years), or by legislative action within the jurisdictions in which we own property. As of December 31, 2012, all of our properties are located within the State of California. Under prior California law, NOL carryforwards were suspended in 2002, 2003 and from 2008 through 2011 and could not be used to offset taxable income for California franchise tax purposes in such tax years. The State of California may introduce new legislation to suspend the utilization of NOL carryforwards in future tax years. If such an event were to occur, we may be subject to tax if a sufficient amount of earnings is not distributed to our stockholders. In that case, to the extent that the use of California NOL carryforwards is suspended, our California taxable income would be subject to the regular California corporate tax rate of 8.84% instead of the effective California AMT rate (after the utilization of NOL carryforwards) of 0.665%.

The following table summarizes the net deferred tax assets associated with our NOL carryforwards and other tax credits for MPG Office Trust, Inc. and our TRS entities (in thousands):

	December 31, 2012	December 31, 2011
Net operating losses – federal	$295,750	$367,840
Net operating losses – state	78,588	90,234
Capital losses – federal	1,788	—
Federal AMT credit	2,738	216
California enterprise zone credits (1)	265	736
Gross deferred tax assets	379,129	459,026
Valuation allowance	(379,129)	(459,026)
Net deferred tax assets	$—	$—
_________

(1)	The California enterprise zone credits may be carried forward until fully exhausted and do not expire.

FASB Codification Topic 740, Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized. The valuation allowance decreased from 2011, primarily due to the use of NOL carryforwards against discrete gains from asset dispositions during 2012. Management is not relying on forecasts as a source of positive evidence. Based on the weight of objectively verifiable negative evidence in the form of cumulative losses, management has recorded a full valuation allowance for all periods presented since we do not expect to realize our deferred tax assets.

The tax benefit of uncertain tax positions is recognized only if it is “more likely than not” that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of relevant information. The measurement of a tax benefit for an uncertain tax position that meets the “more likely than not” threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

realized upon ultimate settlement with the taxing authority having full knowledge of all the relevant information. As of December 31, 2012, 2011 and 2010, we had no unrecognized tax benefits. We do not anticipate a significant change in the total amount of unrecognized tax benefits during 2013. To the extent that we have NOL carryforwards generated in prior years, the statute of limitations is open with respect to such NOL carryforwards dating back to our 2003 tax year.

Note 13—Fair Value Measurements

The following tables present information regarding our assets and liabilities measured and reported in the consolidated financial statements at fair value during 2012, 2011 and 2010 and indicates the fair value hierarchy of the valuation techniques used to determine such fair value. The three levels of fair value defined in FASB Codification Topic 820, Fair Value Measurements and Disclosures, are as follows:

•	Level 1—Valuations based on quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access.

•
Level 2—Valuations based on quoted market prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•
Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, which are typically based on the reporting entity’s own assumptions.

Non-Recurring Measurements

As described in Note 2 “Basis of Presentation and Summary of Significant Accounting Policies—Investments in Real Estate—Impairment Evaluation,” we assess whether there has been impairment in the value of our investments in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate our investments in real estate for impairment on an asset-by-asset basis.

Our assets measured at fair value on a non-recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall, are as follows (in thousands):

		Fair Value Measurements Using
Assets	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Investments in real estate:
For the year ended:
December 31, 2012	$1,399	$—	$1,399	$—	$2,121
December 31, 2011	65,984	—	65,984	—	13,888
December 31, 2010	810,246	—	242,372	567,874	233,399

Assets associated with real estate held for sale:
For the year ended:
December 31, 2011	14,000	—	14,000	—	9,330

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2012 Activity—

In accordance with the provisions of FASB Codification Topic 360, property with a carrying value of $3.5 million was written down to its estimated fair value of $1.4 million, resulting in a $2.1 million impairment charge recorded as part of continuing operations. We classified this fair value measurement as Level 2 because it was calculated based on offers received from third parties.

During 2012, we disposed of land held for development at San Diego Tech Center. This asset had a fair value of $14.0 million at the time it was disposed.

2011 Activity—

During 2011, investments in real estate with a carrying value of $103.2 million were written down to their estimated fair value of $80.0 million, resulting in impairment charges totaling $23.2 million as part of discontinued operations. We have classified these fair value measurements as Level 2 because they were calculated based on the sales price negotiated by the special servicer (2600 Michelson) or the Company (land held for development at San Diego Tech Center) with third-party buyers.

During 2011, we disposed of 2600 Michelson and recorded a $13.9 million impairment charge. This asset had a fair value of $66.0 million at the time it was disposed. Additionally, we recorded a $9.3 million impairment charge to write down land held for development at San Diego Tech Center to its estimated fair value as a result of a decrease in the expected holding period.

2010 Activity—

During 2010, investments in real estate with a carrying value of $1,043.6 million were written down to their estimated fair value of $810.2 million, resulting in impairment charges totaling $233.4 million.

During 2010, we disposed of 207 Goode, 17885 Von Karman and Pacific Arts Plaza and recorded impairment charges totaling $23.3 million. These assets had a fair value of $242.4 million at the time they were disposed. We classified these fair value measurements as Level 2 because they were calculated based on the sales price negotiated by the lender or special servicer with third-party buyers (207 Goode and Pacific Arts Plaza) and the value assigned to the property in the deed-in-lieu of foreclosure with the lender (17885 Von Karman).

As a result of our review of the fair value of our investments in real estate during 2010, we recorded impairment charges totaling $210.1 million to reduce the following properties to the lower of carrying value or estimated fair value: Two California Plaza, 3800 Chapman, 801 North Brand, 701 North Brand, 700 North Central and Brea Campus. We classified these fair value measurements as Level 3 due to the highly subjective nature of the calculations, which involved management’s best estimate of the holding period, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods and capital improvements for each property.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Recurring Measurements

The valuation of our derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flow of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. We have incorporated credit valuation adjustments to appropriately reflect both our own and the respective counterparty’s non-performance risk in the fair value measurements.

Our liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall, are as follows (in thousands):

		Fair Value Measurements Using
Liabilities	Total Fair Value	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap at: (1)
December 31, 2011	$(13,325)	$—	$(13,325)	$—
__________

(1)	Our interest rate swap expired on August 9, 2012.

Note 14—Financial Instruments

Derivative Financial Instruments

Interest rate fluctuations may impact our results of operations and cash flow. Some of our mortgage loans bear interest at a variable rate. We seek to minimize the volatility that changes in interest rates have on our variable-rate debt by entering into interest rate swap and cap agreements with major financial institutions based on their credit rating and other factors. We do not trade in financial instruments for speculative purposes. Our derivatives are designated as cash flow hedges. The effective portion of changes in the fair value of cash flow hedges is initially reported in other accumulated comprehensive income (loss) in the consolidated balance sheet and is recognized as part of interest expense in the consolidated statement of operations when the hedged transaction affects earnings. The ineffective portion of changes in the fair value of cash flow hedges is recognized as part of interest expense in the consolidated statement of operations in the current period.

A summary of the fair value of our derivative financial instruments is as follows (in thousands):

	Liability Derivatives
		Fair Value
	Balance Sheet Location	December 31, 2012	December 31, 2011
Derivatives designated as cash flow hedging instruments:
Interest rate swap (1)	Accounts payable and other liabilities	$—	$(13,325)
_________

(1)	Our interest rate swap expired on August 9, 2012.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of the effect of derivative financial instruments reported in the consolidated financial statements is as follows (in thousands):

	Amount of Gain Recognized in AOCL	Amount of Gain/(Loss) Reclassified from AOCL to Statement of Operations	Location of Gain/(Loss) Recognized in Statement of Operations
Derivatives designated as cash flow hedging instruments:
Interest rate swap for the year ended:
December 31, 2012	$13,325	$792	Interest expense
December 31, 2011	20,456	1,235	Interest expense
December 31, 2010	7,829	(2,027)	Interest expense

Interest Rate Swap—

Prior to August 9, 2012 and as of December 31, 2011, we held an interest rate swap with a notional amount of $425.0 million, of which $400.0 million was assigned to the KPMG Tower mortgage loan. We recorded unrealized gains totaling $0.8 million and $1.2 million during 2012 and 2011, respectively, and an unrealized loss totaling $2.0 million during 2010 as part of interest expense in continuing operations due to hedge ineffectiveness related to this swap. The swap required net settlement each month and expired on August 9, 2012.

We were required to post collateral with our counterparty, primarily in the form of cash, based on the net present value of future anticipated payments under the swap agreement to the extent that the termination value of the swap exceeded a $5.0 million obligation. As of December 31, 2011, we had transferred $9.9 million in cash to our counterparty to satisfy our collateral posting requirement under the swap, which was included in restricted cash in the consolidated balance sheet. Prior to the expiration of the swap, all collateral held by our counterparty had been returned to us.

Interest Rate Caps—

We hold interest rate caps pursuant to the terms of certain of our mortgage and mezzanine loan agreements with the following notional amounts (in millions):

	December 31, 2012	December 31, 2011
Plaza Las Fuentes mortgage loan	$33.6	$33.6
Brea Campus (1)	—	109.0
	$33.6	$142.6
__________

(1)	The mortgage loan matured during 2012 and the cap expired.

The fair value of our interest rate caps was immaterial as of December 31, 2012 and 2011.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Other Financial Instruments

Our financial instruments include cash, cash equivalents, restricted cash, rents and other receivables, and accounts payable and accrued liabilities. The carrying amount of these instruments approximates fair value because of their short-term nature.

The estimated fair value and the carrying amount of our mortgage and mezzanine loans are as follows (in millions):

December 31, 2012
Estimated fair value	$1,413
Carrying amount	1,950

We calculated the fair value of our mortgage and mezzanine loans based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for our debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to our debt.

Note 15—Related Party Transactions

Robert F. Maguire III

Tax Indemnification Agreement—

In connection with our initial public offering, we agreed to indemnify Mr. Maguire and related entities and other contributors from all direct and indirect adverse tax consequences in the event that the Operating Partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets, completion of a foreclosure or otherwise) of any portion of its interests in Gas Company Tower, US Bank Tower, KPMG Tower, Wells Fargo Tower and Plaza Las Fuentes in a taxable transaction. Certain types of transactions, including but not limited to joint ventures and refinancings, can be structured to avoid triggering the tax indemnification obligations.

During 2012, we received notices from Mr. Maguire and related entities requesting the redemption of a total of 6,276,251 noncontrolling common units of the Operating Partnership. At Mr. Maguire’s request, we issued 5,594,220 shares of common stock to a party not related to Mr. Maguire and 682,031 shares of common stock to Mr. Maguire directly in settlement of the redeemed noncontrolling common units.

The redemption of noncontrolling common units and subsequent issuance of common stock to a party not related to Mr. Maguire caused Robert F. Maguire III and related entities to fall below the 50% ownership requirement set forth in his contribution agreement. As a result, all tax indemnification obligations in favor of him and related entities, as well as all remaining limited partners, now expire on June 27, 2013. Therefore, pursuant to the terms of the contribution agreement, all restrictions on disposition relating to the following assets will now expire on June 27, 2013: Gas Company Tower, US Bank Tower, KPMG Tower, Wells Fargo Tower and Plaza Las Fuentes. On March 11, 2013, we entered into an agreement to sell US Bank Tower. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

or after June 28, 2013. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. See Note 21 “Subsequent Events.”

In connection with the tax indemnification agreement, Mr. Maguire, certain entities owned or controlled by Mr. Maguire, and other contributors have guaranteed a portion of our mortgage loans. As of December 31, 2012 and 2011, $591.8 million of our debt was subject to such guarantees.

Other Transactions—

We leased office space located at 1733 Ocean in Santa Monica, California, a property beneficially owned by Mr. Maguire. In 2010, we terminated our lease on the fourth floor of 1733 Ocean for consideration totaling $2.5 million, consisting of installment payments of $2.0 million and an offset of $0.5 million of amounts due to us by Mr. Maguire. During 2011 and 2010, we paid $0.9 million and $1.1 million, respectively, to Mr. Maguire in connection with the lease termination agreement. All amounts due Mr. Maguire under this agreement were paid in full as of December 31, 2011.

Note 16—Employee Benefit Plan

Our full-time employees who have completed 30 days of service are eligible to participate in a 401(k) savings plan sponsored by the Operating Partnership, which is a funded defined contribution plan that satisfies ERISA requirements. We make employer nondiscretionary matching contributions as well as discretionary profit sharing contributions, if any, in cash. The plan allows employees to allocate their voluntary contributions and employer matching and profit sharing contributions to a variety of investment funds. Our 401(k) plan does not have a fund that invests directly in MPG Office Trust, Inc. common stock or Series A preferred stock. Employees are fully vested in their voluntary contributions.

Effective July 1, 2012, the Company amended the 401(k) plan document to change the years of service required to vest in company contributions to 50% per year from the first through second year of employment. Previously, participants vested in company contributions at a rate of 20% per year from the second through sixth year of employment. Any active participant with two or more years of service as of July 1, 2012 became fully vested in company contributions as of July 1, 2012. During 2012, 2011 and 2010, we contributed $0.4 million, $0.5 million and $0.4 million, respectively, to the 401(k) plan.

Note 17—Rental Revenue

Our properties are leased to tenants under net operating leases with initial expiration dates ranging from 2013 to 2026. The future minimum rental revenue to be received from tenants (excluding tenant reimbursements) as of December 31, 2012 is as follows (in thousands):

Minimum Rental Revenue
2013	$108,792
2014	94,567
2015	89,261
2016	83,158
2017	80,771
Thereafter	368,308
$824,857

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

See Note 11 “Dispositions and Discontinued Operations—Discontinued Operations—Rental Revenue” for the future minimum rental revenue related to US Bank Tower.

Our rental revenue was increased (decreased) by straight-line rent adjustments as follows (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Continuing operations	$2,291	$1,261	$987
Discontinued operations	(553)	(100)	4,100

Note 18—Commitments and Contingencies

Capital Leases

We enter into capital lease agreements for equipment used in the normal course of business. The future minimum obligation under our capital leases as of December 31, 2012 is as follows (in thousands):

Minimum Obligation
2013	$266
2014	135
2015	136
2016	218
755
Less: interest	(110)
$645

The following amounts have been capitalized as part of building and improvements in the consolidated balance sheets related to equipment acquired through capital leases (in thousands):

	December 31, 2012	December 31, 2011
Gross amount	$13,701	$13,958
Accumulated depreciation	(12,915)	(12,857)
	$786	$1,101

Air Space Lease

We have an air space lease at Plaza Las Fuentes that expires in 2027, with options to renew for two additional ten-year periods and an option to purchase the air space. Air space lease expense for 2012, 2011 and 2010 totaled $0.3 million, $0.4 million and $0.5 million, respectively, and is reported as part of other expense in the consolidated statement of operations.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Our air space lease requires us to pay minimum fixed rental amounts that are subject to scheduled rent adjustments. The future minimum obligation under our air space lease as of December 31, 2012 is as follows (in thousands):

Minimum Obligation
2013	$288
2014	288
2015	289
2016	289
2017	288
Thereafter	2,862
$4,304

On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes, which was amended on May 28, 2013. The transaction is expected to close on or after June 28, 2013, following the expiration of the tax protection period on the asset. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. See Note 21 “Subsequent Events.”

Lease Takeover Obligation

We entered into a lease takeover agreement with a tenant at 3161 Michelson, a property we disposed of in 2009. We have partially mitigated this obligation through a sublease of the entire space to a third-party tenant. Our future minimum obligation under the lease takeover agreement and the amount expected to be mitigated through future payments from the subtenant as of December 31, 2012 is as follows (in thousands):

Minimum Obligation
2013	$799
2014	833
2015	841
2016	424
2,897
Less: future payments due from subtenant	(2,214)
$683

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Operating Lease

We entered into sublease agreements with Rand Corporation (“Rand”) for the second and third floors at 1733 Ocean. We have partially mitigated this obligation through sublease of a portion of the Rand space to third-party tenants. In 2011, we entered into an amended agreement with Rand to terminate a portion of the sublease premises on the second floor. Our future minimum obligation under the operating lease and the amount expected to be mitigated through future payments from the subtenants as of December 31, 2012 is as follows (in thousands):

Minimum Obligation
2013	$820
2014	290
1,110
Less: future payments due from subtenants	(922)
$188

Rent payments related to our leases with Rand (excluding payments received from the subtenants) totaled $0.8 million, $1.0 million and $0.8 million during 2012, 2011 and 2010, respectively.

Capital Commitments

As of December 31, 2012, we had executed leases that contractually commit us to pay our tenants $37.0 million for leasing costs, of which $1.0 million is contractually due in 2014, $4.2 million in 2015, $0.3 million in 2016, $8.8 million in 2017 and $2.6 million thereafter. The remaining $20.1 million is contractually available for payment to tenants upon request during 2013, but actual payment is largely determined by the timing of requests from those tenants.

Of these amounts, we had executed leases at US Bank Tower that contractually commit us to pay our tenants $1.2 million for leasing costs as of December 31, 2012, of which $1.1 million is contractually due in 2013 with the remaining $0.1 million due in 2016.

Tenant Concentration

We generally do not require collateral or other security from our tenants, other than security deposits or letters of credit. Our credit risk is mitigated by the high quality of our existing tenant base, review of prospective tenants’ risk profiles prior to lease execution, and frequent monitoring of our tenant portfolio to identify problem tenants. However, since we have a significant concentration of rental revenue from certain tenants, the inability of those tenants to make their lease payments could have a material adverse effect on our results of operations, cash flow or financial condition.

A significant portion of our rental and tenant reimbursement revenue is generated by a small number of tenants. During 2012, 2011 and 2010, our three largest tenants accounted for 24%, 27% and 27%, respectively, of our rental and tenant reimbursement revenue from continuing operations. No individual tenant accounted for 10% or more of our rental and tenant reimbursement revenue from continuing operations during 2012. During 2011 and 2010, one tenant, Southern California Gas Company, accounted for 10% or more of our rental and tenant reimbursement revenue from continuing operations.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During 2012, 2011 and 2010, each of the following properties contributed more than 10% of our revenue from continuing operations: Wells Fargo Tower, KPMG Tower, Gas Company Tower and 777 Tower. The revenue generated by these four properties totaled 87%, 91% and 93% of our revenue from continuing operations during 2012, 2011 and 2010, respectively.

Insurance

We carry commercial liability, fire, extended coverage, earthquake, terrorism, flood, pollution legal liability, boiler and machinery, earthquake sprinkler leakage, business interruption and rental loss insurance covering all of the properties in our portfolio under a portfolio insurance program. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of coverage and industry practice and, in the opinion of management, the properties in our portfolio are adequately insured. Our terrorism insurance, which covers both certified and non-certified terrorism loss, is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We do not carry insurance for generally uninsured losses, such as loss from riots. Our properties are located in areas known to be seismically active. While we presently carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes and associated disasters, particularly in downtown Los Angeles. In addition, we may discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

Litigation

General—

We are involved in various litigation and other legal matters, including personal injury claims and administrative proceedings, which we are addressing or defending in the ordinary course of business. Management believes that any liability that may potentially result upon resolution of the matters that are currently pending will not have a material adverse effect on our business, financial condition or financial statements as a whole.

Merger-Related Litigation—

On April 24, 2013, the Company and the Operating Partnership entered into a definitive merger agreement pursuant to which a newly formed fund controlled by Brookfield agreed to acquire the Company. The merger is expected to close in the third quarter of 2013. The completion of the merger transaction is subject to approval of the Company’s common stockholders, receipt of certain consents from the Company’s lenders and other customary closing conditions. See Note 21 “Subsequent Events.”

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

After the announcement of the execution of the merger agreement, five putative class actions were filed against the Company, the members of the Company’s board of directors, the Operating Partnership, Brookfield, Brookfield DTLA Fund Office Trust Investor Inc. (“Sub REIT”), Brookfield DTLA Fund Office Trust Inc. (“REIT Merger Sub”), Brookfield DTLA Fund Properties LLC (“Partnership Merger Sub”) and Brookfield DTLA Inc. Two of these suits, captioned Coyne v. MPG Office Trust, Inc., et al., No. BC507342 (the “Coyne Action”), and Masih v. MPG Office Trust, Inc., et al., No. BC507962 (the “Masih Action”), were filed in the Superior Court of the State of California in Los Angeles County on April 29, 2013 and May 3, 2013, respectively. The other three suits, captioned Kim v. MPG Office Trust, Inc. et al., No. 24‑C-13-002600 (the “Kim Action”), Perkins v. MPG Office Trust, Inc., et al., No. 24-C-13-002778 (the “Perkins Action”) and Dell’Osso v. MPG Office Trust, Inc., et al., No. 24-C-13-003283 (the “Dell’Osso Action”) were filed in the Circuit Court of the State of Maryland in Baltimore on May 1, 2013, May 8, 2013 and May 22, 2013, respectively. In each of these lawsuits, the plaintiffs allege, among other things, that the Company’s board of directors breached their fiduciary duties in connection with the proposed merger by failing to maximize the value of the Company and ignoring or failing to protect against conflicts of interest, and that the relevant Brookfield parties named as defendants aided and abetted those breaches of fiduciary duty. The Kim Action further alleges that the Operating Partnership also aided and abetted the breaches of fiduciary duty by the Company’s board of directors and the Dell’Osso Action further alleges that the Company and the Operating Partnership aided and abetted the breaches of fiduciary duty by the Company’s board of directors. The Dell’Osso Action also alleges that the preliminary proxy statement filed by the Company with the SEC on May 21, 2013 is false and/or misleading because it fails to include certain details of the process leading up to the merger and fails to provide adequate information concerning the Company’s financial advisor. The plaintiffs in the five lawsuits seek an injunction against the proposed merger, rescission or rescissory damages in the event the merger has been consummated, an award of fees and costs, including attorneys’ and experts’ fees, and other relief. See Note 21 “Subsequent Events.”

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 19—Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except share and per share amounts)
Year Ended December 31, 2012
Revenue from continuing operations	$59,214	$46,104	$47,164	$45,475
Income (loss) from continuing operations	10,570	(17,933)	(12,950)	34,966
(Loss) income from discontinued operations	(104)	98,105	107,959	175,505
Income attributable to common units of the Operating Partnership	(657)	(8,222)	(2,373)	(612)
Preferred stock dividends	(4,637)	(4,638)	(4,637)	(4,638)
Net income available to common stockholders	5,172	67,312	87,999	205,221
Net income available to common stockholders per share – basic	$0.10	$1.32	$1.57	$3.56
Weighted average number of common shares outstanding – basic	51,048,621	51,285,961	56,118,506	57,634,484
Net income available to common stockholders per share – diluted	$0.10	$1.32	$1.57	$3.52
Weighted average number of common and common equivalent shares – diluted	51,758,710	51,285,961	56,118,506	58,324,838

Year Ended December 31, 2011
Revenue from continuing operations	$49,457	$50,921	$52,090	$49,675
Loss from continuing operations	(13,296)	(11,468)	(10,867)	(13,547)
(Loss) income from discontinued operations	(26,691)	150,141	41,234	(17,279)
Loss (income) attributable to common units of the Operating Partnership	5,205	(15,483)	(2,915)	3,985
Preferred stock dividends	(4,766)	(4,766)	(4,637)	(4,637)
Preferred stock redemption discount	—	—	2,780	—
Net (loss) income available to common stockholders	(39,548)	118,424	25,595	(31,478)
Net (loss) income available to common stockholders per share – basic	$(0.81)	$2.42	$0.51	$(0.62)
Weighted average number of common shares outstanding – basic	49,016,989	49,040,268	49,961,007	50,676,545

The amounts shown in the table above will not agree to those previously reported in our Quarterly Reports on Form 10-Q due to the pending US Bank Tower disposition and property dispositions that occurred during 2012 and 2011.

On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. See Note 21 “Subsequent Events.” Our quarterly financial information for 2012 and 2011 has been reclassified to reflect the pending disposition of US Bank Tower and the Westlawn off-site parking garage, which are presented as discontinued operations in the consolidated statements of operations.

Additionally, our quarterly financial information for 2012 and 2011 has been reclassified to reflect the dispositions of 700 North Central and 801 North Brand (both in first quarter 2012), Stadium Towers Plaza and Brea Campus (both in second quarter 2012), Glendale Center and 500 Orange

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Tower (both in third quarter 2012), and Two California Plaza and 3800 Chapman (both in fourth quarter 2012), which are presented as discontinued operations in the consolidated statements of operations.

Our quarterly financial information for 2011 has been reclassified to reflect the transfer of land held for development at San Diego Tech Center to assets associated with real estate held for sale as of December 31, 2011. This asset was disposed during 2012.

In addition, our quarterly financial information for 2011 has been reclassified to reflect the dispositions of 701 North Brand, 550 South Hope, the Westin® Pasadena Hotel and 2600 Michelson (in second quarter 2011) and City Tower (in third quarter 2011), which are presented as discontinued operations in the consolidated statements of operations.

Note 20—Investments in Real Estate

A summary of information related to our investments in real estate as of December 31, 2012 is as follows (in thousands):

	Encum- brances	Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount of Which Carried at Close of Period			Accum- ulated Depre- ciation (4)	Year Acquired (a) or Con- structed (c)
		Land (1)	Buildings and Improve- ments	Improve- ments	Carrying Costs	Land (2)	Buildings and Improve- ments	Total (3)
Office Properties
Los Angeles, CA
Gas Company Tower 525-555 W. Fifth Street	$458,000	$33,425	$16,043	$280,707	$54,464	$59,588	$325,051	$384,639	$(117,612)	1991 (c)
US Bank Tower (5)(6) 633 W. Fifth Street	260,000	21,233	—	279,614	38,122	41,183	297,786	338,969	(97,906)	1989 (c)
Wells Fargo Tower 333 S. Grand Avenue	550,000	4,073	—	318,960	**	33,795	289,238	323,033	(118,710)	1982 (c)
777 Tower 777 S. Figueroa Street	273,000	34,864	251,556	25,825	—	34,864	277,381	312,245	(72,122)	2005 (a)
KPMG Tower (5) 355 S. Grand Avenue	365,000	4,666	—	242,169	**	15,386	231,449	246,835	(103,171)	1983 (c)
Miscellaneous investments	44,281	45,422	—	51,662	6,765	46,535	57,314	103,849	(32,093)
	$1,950,281	$143,683	$267,599	$1,198,937	$99,351	$231,351	$1,478,219	$1,709,570	$(541,614)
__________

**	Information on carrying costs capitalized is not available; such costs are included with improvements for the Wells Fargo Tower and KPMG Tower.

(1)	Amounts shown in “Land” include land and land held for development.

(2)	During 2012, we recorded a $2.1 million impairment charge as part of continuing operations to write down land to its estimated fair value.

(3)	The aggregate gross cost of our investments in real estate for federal income tax purposes approximated $1.4 billion (unaudited) as of December 31, 2012.

(4)
Depreciation in the consolidated statements of operations is computed on a straight-line basis over the following estimated useful lives: buildings and improvements (25 to 50 years); tenant improvements (the shorter of the estimated useful life or lease term); and furniture, fixtures and equipment (5 years).

(5)	US Bank Tower includes the Westlawn off-site parking garage and the KPMG Tower includes the X-2 off-site parking garage.

(6)	On March 11, 2013, we entered into an agreement to sell US Bank Tower and the Westlawn off-site parking garage. See Note 21 “Subsequent Events.”

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a reconciliation of our investments in real estate and accumulated depreciation (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Investments in Real Estate
Balance at beginning of period	$2,586,980	$3,063,186	$3,852,198
Additions during period:
Improvements	14,967	12,227	21,742
Deductions during period:
Dispositions	(890,256)	(462,618)	(599,184)
Impairment charges	(2,121)	(9,330)	(210,122)
Transfer to assets associated with real estate held for sale	—	(14,000)	—
Other	—	(2,485)	(1,448)
Balance at close of period	$1,709,570	$2,586,980	$3,063,186

Accumulated Depreciation
Balance at beginning of period	$(659,408)	$(668,328)	$(659,753)
Additions during period:
Depreciation expense	(62,563)	(82,345)	(103,022)
Deductions during period:
Dispositions	180,357	91,265	94,447
Balance at close of period	$(541,614)	$(659,408)	$(668,328)

Note 21—Subsequent Events

Operating Partnership Unit Redemption

On January 29, 2013, we received a notice from Thomas MPG Holding, LLC requesting the redemption of 35,000 noncontrolling common units of the Operating Partnership. On January 30, 2013, we issued 35,000 shares of common stock in exchange for these units.

Sale of US Bank Tower

On March 11, 2013, we entered into an agreement with an affiliate of Overseas Union Enterprise Limited to sell US Bank Tower and the Westlawn off-site parking garage. The purchase price is $367.5 million. The transaction is expected to close on or before June 28, 2013, subject to customary closing conditions. The buyer has made a $7.5 million non-refundable deposit. Net proceeds from the transaction are expected to be approximately $103 million and will be available for general corporate purposes, including potential loan re-balancing payments on our upcoming 2013 debt maturities at KPMG Tower and 777 Tower.

TRS Entity Liquidation

On April 23, 2013, MPG TRS Holdings II, Inc. was liquidated for purposes of Section 331 of the Code as a result of being merged with and into its parent.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Proposed Merger Transaction

On April 24, 2013, the Company and the Operating Partnership entered into a definitive merger agreement pursuant to which a newly formed fund, Brookfield DTLA Holdings L.P., a Delaware limited partnership (“Brookfield DTLA”), controlled by Brookfield agreed to acquire the Company. The Company will merge with and into Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (“REIT Merger Sub”), with REIT Merger Sub surviving. Brookfield DTLA will have the option, in its sole discretion and without requiring further consent, to request that the Company agree to change the direction of the merger so that the Company is the surviving entity. The agreement also provides for a merger of Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (“Partnership Merger Sub”), with and into the Operating Partnership, with the Operating Partnership surviving the partnership merger.

Under the terms of the merger agreement, each issued and outstanding share of our common stock will be automatically converted into, and canceled in exchange for, the right to receive $3.15, without interest and subject to applicable withholdings, (the “merger consideration”) in cash at the closing of the merger. Each issued and outstanding share of restricted common stock will cease to be subject to forfeiture and will be canceled in exchange for the right to receive the merger consideration. Each issued and outstanding restricted stock unit shall receive the merger consideration per share for each outstanding restricted stock unit. Each Company stock option granted under a Company plan, whether or not then exercisable, will be canceled in exchange for the right to receive the excess, if any, of the merger consideration over the exercise price per share of such Company stock option. If the exercise price per share of any such Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled without payment.

Additionally, a subsidiary of Brookfield will commence a tender offer to purchase, subject to certain conditions, all of our outstanding Series A preferred stock for $25.00 per share in cash, without interest. Any Series A preferred stock that is not tendered will be converted in the merger into new preferred shares of Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (“Sub REIT”) with rights, terms and conditions substantially identical to the rights terms and conditions of the outstanding Series A preferred stock. If more than 66.6% of the outstanding Series A preferred stock is tendered, then Brookfield will have the right to convert all of the untendered Series A preferred stock at $25.00 per share in cash, without interest, but only if such conversion complies with applicable law and the Company’s charter in all respects at the time of conversion.

In connection with the merger agreement, Brookfield has entered into a guarantee with respect to the obligations of its affiliates under the merger agreement, including the full performance and payment of all of the payment and/or monetary obligations and liabilities arising under or in connection with the merger agreement and the transactions contemplated thereby.

The merger is expected to close in the third quarter of 2013. The completion of the merger is subject to customary closing conditions, including, among others: (i) Company stockholder approval in accordance with Maryland General Corporation Law and the Company’s charter; (ii) no material adverse effect (as defined in the merger agreement); and (iii) the obtaining of certain lender consents.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company and Brookfield DTLA have made certain customary representations, warranties and covenants in the merger agreement. The Company, among other things, subject to certain exceptions, covenanted: (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the merger agreement and the consummation of the merger; and (ii) to not solicit, initiate or facilitate the making, submission or announcement of any acquisition proposal, or any proposal or offer that would reasonably be expected to lead to an acquisition proposal, or provide confidential information in connection with, any acquisition proposal.

The merger agreement contains certain termination rights for both the Company and Brookfield DTLA, including, among other bases for termination and subject to certain exceptions, if the mergers have not been consummated on or before August 15, 2013 (subject to certain extension rights) and if the requisite approval of the Company’s common stockholders is not obtained. The merger agreement grants the Brookfield DTLA a termination right if, prior to Company stockholder approval, the Company’s board of directors makes an adverse recommendation change (as defined in the merger agreement). The merger agreement grants the Company a termination right, subject to certain exceptions, if the Company has received a superior proposal (as defined in the merger agreement), and the Company’s board of directors has determined in good faith that the failure to accept such superior proposal is reasonably likely to be inconsistent with the members of the board of directors’ legal duties. The merger agreement provides that, in connection with the termination of the merger agreement under specified circumstances, the Company may be required to pay to Brookfield DTLA a termination fee of $17.0 million and/or reimburse Brookfield DTLA’s third-party transaction expenses up to an amount equal to $6.0 million. The Company is also required to pay Brookfield DTLA a no-vote termination fee of $4.0 million and the expense reimbursement if either Brookfield DTLA or the Company exercises its termination right because approval of the Company’s common stockholders is not obtained at the Company stockholder meeting. The termination fee may be reduced by the amount of any no-vote termination fee paid to Brookfield DTLA in certain circumstances.

Waiver and First Amendment to Merger Agreement

On May 19, 2013, the Company, the Operating Partnership, Brookfield DTLA Holdings LLC, a Delaware limited liability company that was converted from a Delaware limited partnership on May 10, 2013 (“Parent”), Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (“Sub REIT”), Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (“REIT Merger Sub”), and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (“Partnership Merger Sub”) (Parent, Sub REIT, REIT Merger Sub and Partnership Merger Sub, collectively, the “Brookfield Parties”), entered into a Waiver and First Amendment to Agreement and Plan of Merger (the “Waiver and Amendment”) to that certain Agreement and Plan of Merger, dated as of April 24, 2013 (the “Merger Agreement”), which provides for the merger of the Company with and into REIT Merger Sub (the “REIT Merger”), with REIT Merger Sub surviving the REIT Merger (the “Surviving Entity”), and a merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with the Partnership surviving the Partnership Merger (the “Surviving Partnership”).

The Merger Agreement provides that, if more than 66.6% of the shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (collectively, the “Company Preferred Shares”) outstanding on the date of the Merger Agreement are tendered in the Tender Offer (as defined in the Merger Agreement), then Parent has the right, subject to applicable law and compliance with the Company’s charter, to cash out any non-tendering Company Preferred Shares in the REIT Merger at the Offer Price (as defined in the Merger Agreement).

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pursuant to the Waiver and Amendment, Parent has irrevocably waived its right to cash out non-tendered Company Preferred Shares as described above. Accordingly, all Company Preferred Shares that are not validly tendered and accepted for payment in the Tender Offer will be converted into shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Sub REIT (collectively, the “Sub REIT Preferred Shares”).

The Waiver and Amendment also permits Parent to make amendments to the limited partnership agreement of the Partnership in order to effectuate the provisions of the Merger Agreement relating to the potential investment in the Partnership by DTLA Fund Holding Co., the conversion of general partner common units of the Partnership into general partner common units of the Surviving Partnership, and the conversion of limited partner common units held by any subsidiary of the Company into Series B Partnership general partner units.

The Waiver and Amendment also clarifies that the Tender Offer Purchaser (as defined in the Merger Agreement) will not consummate the Tender Offer except immediately prior to the effective time of the REIT Merger unless both the Company and the Tender Offer Purchaser agree in writing.

In addition, the Waiver and Amendment reflects certain changes relating to a registration statement on Form S-4 (the “Form S-4”) that Sub REIT will file with the Securities and Exchange Commission (“SEC”) in connection with the potential issuance of Sub REIT Preferred Shares to the holders of Company Preferred Shares. The Waiver and Amendment clarifies that, in the absence of an SEC stop order that is then in effect, the effectiveness of the Form S-4 is not a condition to the Brookfield Parties’ obligations to consummate the Mergers or the other transactions contemplated by the Merger Agreement. However, if all the conditions to the obligations of the Brookfield Parties to consummate the Mergers and the other transactions contemplated by the Merger Agreement have been satisfied (other than those required to be satisfied or waived at the closing of the Mergers) but either (i) the Form S-4 has not become effective or (ii) the SEC has issued a stop order that is in effect, then Parent will have the right to delay the closing until the earliest to occur of (A) the date specified by Parent in the written notice exercising this right, (B) one business day after the effectiveness of the Form S-4, (C) one business day after any stop order issued in respect of the Form S-4 has been lifted, reversed or otherwise terminated, and (D) September 25, 2013. If Parent exercises this right, (X) Parent will be deemed to have immediately and irrevocably waived all of the conditions to its obligations to close the Mergers, other than the conditions relating to the following: (1) the absence of a legal restraint prohibiting the consummation of the Mergers and the other transactions contemplated by the Merger Agreement to the extent not related to a stop order suspending the effectiveness of the Form S-4, (2) performance by the Company and the Partnership of their agreements and covenants under the Merger Agreement, but only if the failure of such condition to be satisfied arises from an action by the Company or the Partnership that constitutes a willful and material breach of the Merger Agreement that results in a long-term adverse effect on the business of the Company and the Partnership (a “willful and material breach”), and (3) the absence of a Material Adverse Effect (as defined in the Merger Agreement); and (Y) after August 15, 2013, Parent will be deemed to have irrevocably waived all conditions to its obligations to close the Mergers except for the condition related to the performance by the Company and the Partnership of their agreements and covenants under the Merger Agreement, but only if the failure of such condition to be satisfied arises from an action by the Company or the Partnership that constitutes a willful and material breach of the Merger Agreement.

MPG OFFICE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Waiver and Amendment further provides that if either the Form S-4 has not become effective or the SEC has issued a stop order suspending the effectiveness of the Form S-4, the Company may extend the Outside Date (as defined in the Merger Agreement) up to until October 31, 2013. Additionally, if Parent elects to exercise its right to delay the closing as discussed above, then (i) on or prior to August 15, 2013, Parent’s right to terminate the Merger Agreement due to the failure of the Mergers to be consummated by the Outside Date will be limited to situations where there is a legal restraint prohibiting the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (other than to the extent related to a stop order suspending the effectiveness of the Form S-4) or there is a Material Adverse Effect, and (ii) after August 15, 2013, Parent will be deemed to have waived irrevocably any right to terminate the Merger Agreement due to the failure of the Mergers to be consummated by the Outside Date.

Merger-Related Litigation

After the announcement of the execution of the merger agreement, five putative class actions were filed against the Company, the members of the Company’s board of directors, the Operating Partnership, Brookfield, Sub REIT, REIT Merger Sub, Partnership Merger Sub and Brookfield DTLA Inc. Two of these suits, captioned Coyne v. MPG Office Trust, Inc., et al., No. BC507342 (the “Coyne Action”), and Masih v. MPG Office Trust, Inc., et al., No. BC507962 (the “Masih Action”), were filed in the Superior Court of the State of California in Los Angeles County on April 29, 2013 and May 3, 2013, respectively. The other three suits, captioned Kim v. MPG Office Trust, Inc. et al., No. 24‑C-13-002600 (the “Kim Action”), Perkins v. MPG Office Trust, Inc., et al., No. 24-C-13-002778 (the “Perkins Action”) and Dell’Osso v. MPG Office Trust, Inc., et al., No. 24-C-13-003283 (the “Dell’Osso Action”) were filed in the Circuit Court of the State of Maryland in Baltimore on May 1, 2013, May 8, 2013 and May 22, 2013, respectively. In each of these lawsuits, the plaintiffs allege, among other things, that the Company’s board of directors breached their fiduciary duties in connection with the proposed merger by failing to maximize the value of the Company and ignoring or failing to protect against conflicts of interest, and that the relevant Brookfield parties named as defendants aided and abetted those breaches of fiduciary duty. The Kim Action further alleges that the Operating Partnership also aided and abetted the breaches of fiduciary duty by the Company’s board of directors and the Dell’Osso Action further alleges that the Company and the Operating Partnership aided and abetted the breaches of fiduciary duty by the Company’s board of directors. The Dell’Osso Action also alleges that the preliminary proxy statement filed by the Company with the SEC on May 21, 2013 is false and/or misleading because it fails to include certain details of the process leading up to the merger and fails to provide adequate information concerning the Company’s financial advisor. The plaintiffs in the five lawsuits seek an injunction against the proposed merger, rescission or rescissory damages in the event the merger has been consummated, an award of fees and costs, including attorneys’ and experts’ fees, and other relief.

Sale of Plaza Las Fuentes

On May 13, 2013, we entered into an agreement to sell Plaza Las Fuentes to East West Bank and Downtown Properties Holdings, LLC, which was amended on May 28, 2013. The purchase price is $75.0 million and the buyer has made a non-refundable deposit in the amount of $2.25 million. The transaction is expected to close on or after June 28, 2013, following the expiration of the tax protection period on the asset. The transaction is subject to approval by the City of Pasadena, in its capacity as air space lessor, as well as other customary closing conditions. Net proceeds from the transaction are estimated to be approximately $30 million (after the repayment of debt and closing costs) and will be available for general corporate purposes.